UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Herc Holdings Inc.

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N/A

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Herc Holdings Inc.

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

April 1, 2019

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 16, 2019, at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about April 1, 2019, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2018 and how to vote online. The Notice also contains instructions on how to receive a paper copy of our proxy materials.

Your vote is important. Each share of our common stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting, please vote as promptly as possible. You may vote online or by telephone by following the instructions set forth in the Notice and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 8:30 a.m. (local time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, March 18, 2019, which can be the Notice, the proxy card accompanying our proxy statement if you requested a paper copy of our proxy materials or a brokerage statement reflecting stock ownership as of March 18, 2019. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver’s license.

Sincerely,

Herbert L. Henkel	Lawrence H. Silber
Non-Executive Chairman and Director	President, Chief Executive Officer and Director

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

OF HERC HOLDINGS INC.

Date and Time:	May 16, 2019 at 9:00 a.m. (local time).

Place:	Our principal executive office, located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.

Proposals:	1.	Election of the 11 nominees named in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;

	2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

	3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019; and

	4.	Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Company unanimously recommends a vote FOR each director nominee and FOR Proposals 2 and 3.

Record Date:	Only holders of record of the Company’s common stock at the close of business on March 18, 2019 will be entitled to attend and vote at the meeting.

How to Vote:	You may vote online or by telephone by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.

Date of Mailing:	This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 1, 2019, and we expect to first send the Notice to stockholders on or about April 1, 2019.

By Order of the Board of Directors,

Maryann Waryjas
Senior Vice President, Chief Legal Officer and Secretary

April 1, 2019

Bonita Springs, Florida

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Unless the context otherwise requires, in this proxy statement (i) the “Company,” “we,” “us” and “our” means Herc Holdings Inc. and its consolidated subsidiaries, (ii) “our Board” or “the Board” means the Board of Directors of the Company and (iii) “common stock” means the common stock of the Company.

Meeting Information

Date:	May 16, 2019	Location:	27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
Time:	9:00 a.m. (local time)

Record Date:	March 18, 2019

How to Vote

Whether or not you plan to attend the annual meeting, please vote as promptly as possible using one of the following methods:

●	Via Internet by following the instructions on www.proxyvote.com;

●	Via telephone by calling 1-800-690-6903 and following the instructions provided by the recorded message; or

●	Via mail by completing, signing and dating the proxy card (if you received printed proxy materials) and returning it to the address listed therein.

Items of Business

Proposal	Board Voting Recommendation	Page Reference
1. Election of 11 Director Nominees to Serve for a One Year Term	FOR each nominee	13
2. Advisory Vote on Executive Compensation	FOR	54
3. Ratification of the Company’s Auditor for 2019	FOR	55

Where You Can Find Additional Information

Our website is located at http://ir.hercrentals.com. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as the charters of our Board committees, our Corporate Governance Guidelines, our Code of Ethics and reports that we file with the Securities and Exchange Commission. Copies of these documents may also be obtained free of charge by writing Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Director Nominees

The following table provides summary information (as of April 1, 2019) about each director nominee:

				Other		Board Committee
				Public		Membership
Name	Age	Director Since	Primary or Former Occupation	Company Boards	Independent	A	C	G	F
Herbert L. Henkel (Chairman)	70	2016	Retired Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc	1	✓		X	CC
Lawrence H. Silber	62	2016	Chief Executive Officer and President of the Company	0
James H. Browning	69	2016	Retired partner at KPMG LLP	2	✓	CC			X
Patrick D. Campbell	66	2016	Retired Senior Vice President and Chief Financial Officer of 3M Company	3	✓	X			CC
Nicholas F. Graziano	47	2018	Portfolio Manager of Icahn Capital LP	3	✓				X
Jean K. Holley	59	2017	Retired Senior Vice President and Chief Information Officer for Brambles Limited	1	✓	X			X
Jacob M. Katz	66	2017	Retired National Managing Partner and Global Leader of Financial Services of Grant Thornton LLP	2	✓	X			X
Michael A. Kelly	62	2016	Retired Executive Vice President of the Electronics and Energy Business of 3M Company	1	✓		X	X
Courtney Mather	42	2016	Portfolio Manager of Icahn Capital LP	4	✓				X
Louis J. Pastor	34	2016	Executive Vice President & General	0	✓		X	X
			Counsel of Xerox Corporation
Mary Pat Salomone	58	2016	Retired Chief Operating Officer of The Babcock & Wilcox Company	2	✓		CC	X

A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; F – Finance Committee CC – Committee Chair; X – Committee Member

Governance Highlights

Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management.

Highlights include:

•   Independent Chairman

•   10 of 11 director nominees are independent

•   Declassified Board

•   Majority voting for directors and director resignation policy in uncontested elections

•   At least 90% Board and committee attendance in 2018

•   Robust stock retention guidelines for senior executives and non-employee directors

•   Prohibition on directors and Section 16 officers pledging Company stock and prohibition on directors and all employees hedging Company stock

•   The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 72

Business Overview

Herc Holdings Inc. is one of the leading equipment rental suppliers with approximately 270 locations at December 31, 2018, principally in North America. The Company conducts substantially all of its operations through subsidiaries, including Herc Rentals Inc. (“Herc”). Operations are conducted under the Herc Rentals brand in the United States and Canada and under the Hertz Equipment Rental brand in other international locations.

With over 50 years of experience, the Company is a full-line equipment rental supplier offering a broad portfolio of equipment for rent. In addition to its principal business of equipment rental, the Company sells used equipment and contractor supplies such as construction consumables, tools, small equipment and safety supplies; provides repair, maintenance and equipment management services and safety training to certain of its customers; offers equipment re-rental services and provides on-site support to its customers; and provides ancillary services such as equipment transport, rental protection, cleaning, refueling and labor.

The Company’s classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. The Company’s equipment rental business is supported by ProSolutionsTM, its industry-specific solutions-based services which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. The Company has approximately 4,900 employees. The Company’s 2018 total revenues were approximately $1.98 billion.

On June 30, 2016, the Company, in its previous form as the holding company of both the existing equipment rental operations as well as the former vehicle rental operations (in its form prior to the Spin-Off, “Hertz Holdings”), completed a spin-off (the “Spin-Off”) of its global vehicle rental business through a dividend to stockholders of all of the issued and outstanding common stock of Hertz Rental Car Holding Company, Inc., which was re-named Hertz Global Holdings, Inc. (“New Hertz”). New Hertz is an independent public company that trades on the New York Stock Exchange under the symbol “HTZ” and continues to operate its global vehicle rental business through its operating subsidiaries, including The Hertz Corporation. The Company changed its name to Herc Holdings Inc. on June 30, 2016 and trades on the New York Stock Exchange under the symbol “HRI.”

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Herc Holdings Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on May 16, 2019, beginning at 9:00 a.m. (local time) at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. This proxy statement was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2019, and we expect to first send the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 1, 2019.

Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the following matters:

1.	Election of the 11 nominees named in this proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019; and

4.	Transaction of any other business that may properly be brought before the annual meeting.

The Company’s senior management will be available to answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as March 18, 2019. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and attend and vote at the annual meeting. On March 18, 2019, 28,624,541 shares of our common stock were outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as follows:

●	Voting by Internet: Follow the instructions on www.proxyvote.com.

●	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

●	Voting by Mail: Complete, sign, date and return the proxy card included in the printed proxy materials.

●	Voting in Person: Attend the meeting and vote in person.

If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Procedures for Attending the Annual Meeting

For those stockholders who wish to attend the annual meeting, you will need the following:

●	photo identification; and

●	proof of stock ownership as of the record date.

Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 8:30 a.m. (local time) and the annual meeting will start at 9:00 a.m. (local time).

If you hold your shares beneficially in “street name” through a broker or other nominee and you intend to vote your shares at the meeting, you will need a proxy from your bank or nominee. Please contact your bank or nominee if you hold your shares in “street name” and wish to vote your shares at the meeting.

Voting Options; Quorum

The Board unanimously recommends a vote “FOR” each director nominee and “FOR” each of Proposals 2 and 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of 11 Director Nominees to Serve for a One Year Term	Majority of shares cast	No effect	No effect
2. Advisory Vote on Executive Compensation	Majority of shares present*	Vote “against”	No effect
3. Ratification of the Company’s Auditor for 2019	Majority of shares present	Vote “against”	N/A

*

The effect of the vote on Proposal 2 is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote on Proposal 2 in making future decisions regarding our named executive officers’ compensation.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you hold your shares beneficially in “street name” through a broker or other nominee, and you would like to instruct your broker or nominee how to vote your shares, you should follow the directions provided by your broker or nominee. Under New York Stock Exchange (“NYSE”) rules, your broker is permitted to vote on Proposal 3 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them in accordance with the Board’s recommendation with respect to the matters set forth in this proxy statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2018, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed and returned the proxy card, you may revoke your proxy before it is voted at the annual meeting by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. You may also revoke your proxy by delivering a signed revocation letter to Maryann Waryjas, Senior Vice President, Chief Legal Officer and Secretary of the Company. If you are attending the annual meeting in person, you may revoke your proxy by voting in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you hold your shares beneficially in “street name” through a broker or other nominee and you have previously directed your broker or nominee to vote your shares, you should instruct your broker or nominee to change or revoke your vote if you wish to do so. If you hold your shares beneficially in “street name” through a broker or other nominee and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker or nominee.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and we will pay the solicitation costs on behalf of the Company. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the Company.

Householding Rules

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing an address by delivering a single set of proxy materials. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Therefore, only one copy of the Notice and/or this proxy statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice and/or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker or other nominee, or the Company or its agent at the address and telephone number below.

A separate copy of the Notice and this proxy statement will be promptly delivered upon request to either the Company’s agent by telephone at 1-800-579-1639 or by email to sendmaterial@proxyvote.com, or to the Company’s Investor Relations Department by telephone at 1-239-301-1024, by email to investor@hercrentals.com, or by written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Additional Information

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“2018 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Copies of the 2018 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Corporate Governance

Our business is managed with the oversight of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe promote responsible oversight of management.

Board Independence

Our Board has determined that Messrs. Browning, Campbell, Graziano, Henkel, Katz, Kelly, Mather and Pastor and Mses. Salomone and Holley are “independent” as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of those directors be classified as independent, the Nominating and Governance Committee considered whether there were any facts or circumstances that might impair the independence of each of those persons including, with respect to Messrs. Graziano, Mather and Pastor, the agreements described in “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Board Meetings and Annual Meeting Attendance

Our Board met seven times in 2018. In 2018, each of our directors then in office attended at least 90% of the meetings of the Board and committees on which he or she served during the period of his or her service. Director attendance at annual meetings of stockholders is encouraged. All directors then in office attended the 2018 annual meeting of stockholders.

Board Committees

Our Board has four standing committees – the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Governance Committee. Each committee has a written charter and each charter is available without charge on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Similarly, each member of the Finance Committee meets the director independence standards established by the NYSE rules. Our Board has designated Messrs. Browning, Campbell and Katz as “audit committee financial experts.”

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee

Members	Roles and Responsibilities
Browning (Chair) Campbell Holley Katz Number of Meetings in 2018 9

•   Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.

•   Monitors the independence, qualifications and performance of our independent registered public accounting firm.

•   Oversees the performance of our internal audit function and operational policies and practices that affect our internal controls.

•   Monitors our compliance with legal and regulatory requirements.

•   Reviews the annual internal audit plan and the commitment of internal audit resources, in each case as they relate to risk management.

•   Prepares our Audit Committee’s report included in our annual proxy statement.

•   Receives information from management about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting.

Compensation Committee

Members	Roles and Responsibilities
Salomone (Chair) Henkel Kelly Pastor Number of Meetings in 2018 6

•   Evaluates the performance of our CEO as it relates to all elements of compensation, as well as the performance of our most senior executives.

•   Approves the annual incentive compensation targets and payouts and grants to our most senior executives under our long-term incentive plan.

•   Prepares a report on executive compensation required for inclusion in our annual proxy statement.

Nominating and Governance Committee

Members	Roles and Responsibilities
Henkel (Chair) Kelly Pastor Salomone Number of Meetings in 2018 4

•   Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.

•   Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

•   Reviews and evaluates directors for re-nomination and re-appointment to committees.

•   Reviews and assesses the adequacy of our Corporate Governance Guidelines and Directors’ Code of Business Conduct and Ethics.

•   Reviews and recommends to the Board the form and amount of compensation paid to directors.

Finance Committee

Members	Roles and Responsibilities
Campbell (Chair) Browning Graziano Holley Katz Mather Number of Meetings in 2018 4

•   Assists our Board in its oversight of the Company’s financing policies.

•   Reviews, approves and recommends to our Board matters pertaining to the Company’s financial structure, short and long-term financing in both the public and private markets, and other financial matters of importance to the Company.

•   Approves certain of the Company’s and its subsidiaries’ mergers, acquisitions and divestitures.

•   Reviews and recommends to our Board matters pertaining to the Company’s dividend policy and share repurchases.

•   Periodically reviews the Company’s funding, asset performance and strategies for its pension and other post-retirement benefit plans and delegation of authority policy.

Risk Oversight

Risk Oversight - Our Board and Committees

Our Board is involved in risk oversight in a number of ways. Our Board’s involvement in overseeing our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. In addition, regularly throughout the year, management presents information to either the Board or its committees on areas and topics related to risks faced by the Company. The Board or its committees receives regular reports on the Company’s significant legal matters as well as updates on matters that may impact the Company, operations reviews and treasury-related updates.

Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from the Company’s Internal Audit Department. The Audit Committee also reviews and discusses with the Vice President of Internal Audit the results of the annual risk assessment, our annual internal audit plan and the commitment of internal audit resources as they relate to risk management. The Company’s Vice President of Internal Audit reports directly to our Audit Committee. In addition to receiving regular reports from Internal Audit, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors, which provides the opportunity for confidential discussion. The Audit Committee also receives a quarterly report on the status of the Company’s significant legal matters and ethics helpline activity.

Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with our Chief Executive Officer.

Management performs an annual risk assessment with the Compensation Committee regarding the Company’s overall compensation program, which is discussed in further detail below.

In addition to the foregoing, management performs semi-annual overall risk assessments and engages in an enterprise-wide risk management (“ERM”) process, including quarterly ERM committee meetings where key risks relevant to the Company, including risks related to operations, financial performance, cybersecurity and compliance, are identified, mitigated, monitored and reported to senior management, the Audit Committee and the Board.

Risk Considerations in our Compensation Program

In 2018, the Company conducted a review of the risk profile of our compensation policies and practices. Meridian Compensation Partners, LLC (“Meridian”), as independent compensation advisor to the Compensation Committee, with the assistance of management, prepared a risk profile assessment of the Company’s compensation policies and practices. In addition, management, with the assistance of Deloitte Consulting LLP (“Deloitte”) and Meridian, reviewed the Company’s compensation plans, policies and practices in 2018 for all employees and presented the findings to the Compensation Committee. Based in part on such report, the Compensation Committee determined that, for all employees, the Company’s enterprise-wide compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not motivate employees to take unnecessary risks, or pose a material risk to the Company, particularly in light of the following factors:

●	our use of different types of compensation programs, such as equity- and cash-based programs, that provide a balance of long- and short-term incentives;

●

our clawback policy, which allows us to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation awarded to many of our employees, including all of our senior executives, under certain circumstances in the event of a financial restatement;

●	our structuring of our compensation programs to include features such as caps on payments and multi-year vesting programs for long-term incentive awards; and

●	our various policies and procedures designed to monitor risk.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact any of our directors or any group of directors may send written correspondence to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom it is addressed.

Director Nominations

Stockholders may nominate directors for election at an annual meeting. The procedures for director nominations are set forth in our By-laws and are summarized in the section titled “Stockholder Proposals for 2020 Annual Meeting” below. To recommend a person to serve on the Board, a stockholder should write to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary. The Nominating and Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations to which the Company is a party, including the Nomination and Standstill Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Corporate Governance Guidelines; Code of Ethics

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

●

review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

●	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

●

periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the retirement age of directors, simultaneous service on other boards and committees of others boards, continuing education of directors and substantial changes relating to a director’s affiliation, position of principal employment or other board membership. Among other things, the Corporate Governance Guidelines establish responsibilities for meeting preparation and participation, and the evaluation of our financial performance and strategic planning. A copy of our Corporate Governance Guidelines, as well as our Code of Ethics and our Directors’ Code of Business Conduct and Ethics, are available without charge on the “Investor Relations” portion of the Company’s website, http://ir.hercrentals.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.

Director Stock Ownership Guidelines

Our independent directors are required to meet certain stock ownership guidelines. We believe this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as an independent director or are otherwise determined to be independent, to acquire and hold a number of shares of our common stock equivalent to five times their base annual cash retainer, currently $350,000.

Our Board Leadership

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair of the Board and Chief Executive Office (“CEO”) in a manner that is in the best interests of our Company, including the flexibility to determine whether these offices should be combined or separate. The Board believes that the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Lawrence H. Silber to serve as CEO while Herbert L. Henkel serves as our independent non-executive Chair of the Board (“Independent Non-Executive Chair”).

The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for, and chairs, the Board’s regularly-scheduled executive sessions in which management (other than Mr. Silber) does not participate. In addition to the regularly-scheduled executive sessions of the Board that are held once per fiscal quarter without the presence of management (other than Mr. Silber), our directors hold regular executive sessions where only our independent directors attend. The Independent Non-Executive Chair (or, in his absence, another independent director selected by the independent directors present at such executive session) presides over the executive sessions to facilitate the discussion. In addition, the Independent Non-Executive Chair, as a member of the Compensation Committee, also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board. After conducting the foregoing analysis the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in the section titled “Policy on Diversity” above.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The term of office for each of the Company’s current directors expires at the 2019 annual meeting of stockholders and the term of each of the directors elected at the 2019 annual meeting of stockholders will expire at the 2020 annual meeting of stockholders.

Nominees for Election to the Board

Each of the director nominees listed below currently is a director of the Company and was elected at the 2018 annual meeting of stockholders. The Board has determined that each nominee, other than our Chief Executive Officer Lawrence H. Silber, is independent.

Next to the name of each director nominee, a short biography that describes the nominee’s business experience has been provided by each of the nominees. Following the description of each nominee’s business experience, the Company has provided a summary of each nominee’s qualifications for the Board.

Each elected director is expected to serve for a one-year term expiring at the 2020 annual meeting of stockholders. Each of the nominees listed below is expected to be available for election as a director, but in the event that one or more of the nominees is not available for election due to unforeseen circumstances, the proxy will be voted for the Board’s substitute nominee or nominees.

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections of directors. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for election or re-election and the Board accepts the resignation. In the event of a contested director election, a plurality voting standard will apply.

The Board unanimously recommends a vote FOR the following nominees for election as directors:

Herbert L. Henkel Non-Executive Chairman of the Board Age 70	Director of the Company Since: 2016 Company Committees: Nominating & Governance Committee (Chair) and Compensation Committee

Business Experience	Mr. Henkel is the retired chairman of the board and chief executive officer of Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components. Mr. Henkel retired as Ingersoll-Rand’s chief executive officer, a position he held since October 1999, in February 2010, and retired as chairman of the board in June 2010. Mr. Henkel served as president and chief operating officer of Ingersoll-Rand from April 1999 to October 1999. Mr. Henkel served in various leadership roles at Textron, Inc., including as its president and chief operating officer from 1998 to 1999.

Other Public Company Directorships	Mr. Henkel has served on the board of 3M Company, a diversified global technology company, since 2007. Mr. Henkel served on the board of C. R. Bard, Inc., a medical technology manufacturing company, from 2002 until its sale in December 2017 and The Allstate Corporation, an insurance company, from 2013 until his retirement in May 2017.

Qualifications	Mr. Henkel has executive management and leadership skills gained as the chief executive officer of Ingersoll-Rand. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, as well as in financial, audit and governance matters. Further, his experience as the chairman of the board of Ingersoll-Rand and as a director of other public companies provides him with a broad understanding of the responsibilities of public company boards and reputational issues applicable to public companies.

Lawrence H. Silber Age 62	Director of the Company Since: 2016 Company Committees: None

Business Experience	Mr. Silber joined Herc Rentals Inc. in May 2015. Prior to that, Mr. Silber most recently served as an executive advisor at Court Square Capital Partners, LLP, a private equity firm primarily investing in the business services, healthcare, general industrial and technology and telecommunications sectors, from April 2014 to May 2015. Mr. Silber led Hayward Industries, one of the world’s largest swimming pool equipment manufacturers, as chief operating officer from 2008 to 2012, overseeing a successful transition through the recession and returning the company to solid profitability. From 1978 to 2008, Mr. Silber worked for Ingersoll-Rand plc, a publicly traded manufacturer of industrial products and components, in a number of roles of increasing responsibility. He led major Ingersoll-Rand business groups, including Utility Equipment, Rental and Remarketing and the Equipment and Services businesses. Earlier in his career, he led sales, marketing and operations functions in Ingersoll-Rand’s Power Tool Division and Construction and Mining Group.

Other Public Company Directorships	Mr. Silber served on the board of directors of SMTC Corporation, a mid-size provider of end-to-end electronics manufacturing services, from 2012 to 2015 (and from May 2013 through January 2014 served as its interim president and CEO).

Qualifications	Mr. Silber has executive management and leadership skills, gained as the chief operating officer of Hayward Industries as well as in his current role as the Company’s Chief Executive Officer. He has expertise in strategy formation, including experience in repositioning an established corporation. He also has knowledge and extensive experience in manufacturing, sales and marketing, and specific industry experience gained in his roles with Ingersoll-Rand. Mr. Silber has extensive knowledge of the Company’s business, including its operations, business development matters and financial performance. Further, his experience as a director of another public company provides him with a broad understanding of the responsibilities of public company boards and issues applicable to public companies.

James H. Browning Independent Director Age 69	Director of the Company Since: 2016 Company Committees: Audit Committee (Chair) and Finance Committee

Business Experience	Mr. Browning was a partner at KPMG LLP, an audit, tax and advisory services firm, until his retirement in 2009. He served as partner from 1980 and served as southwest area professional practice partner in KPMG’s Houston office. Mr. Browning also served as an SEC reviewing partner and as partner in charge of KPMG’s New Orleans audit practice.

Other Public Company Directorships	Mr. Browning has served as chairman of the board for RigNet, Inc., a global technology company that provides customized communication services, real time machine learning, and cybersecurity solutions, since 2012 and as a member of its board since 2010. He has served on the board of Texas Capital Bancshares, a financial services company, since 2009 and as chairman of its audit committee since 2012. Mr. Browning previously served as a director of Endeavour International Corporation, an international oil and gas exploration and production company.

Qualifications	Mr. Browning, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Audit Committee. His public accounting experience with various industries during his long tenure with KPMG provides him with extensive knowledge and experience in addressing financial and accounting matters. His experience as chairman of the board of RigNet, Inc., together with his roles on other public company boards, including audit committees, provides him with a broad understanding of the responsibilities of public company boards and audit committees.

Patrick D. Campbell Independent Director Age 66	Director of the Company Since: 2016 Company Committees: Finance Committee (Chair) and Audit Committee

Business Experience	Mr. Campbell is the retired senior vice president and chief financial officer of 3M Company, a diversified global technology company, a position he held from 2002 to 2011. Prior to his tenure with 3M, Mr. Campbell was vice president of international and Europe for General Motors Corporation, where he served in various finance functions during his 25 years with the company.

Other Public Company Directorships	Mr. Campbell has served as chairman of the board for Newell Brands Inc., a global marketer of consumer and commercial products, since March 2018 (pursuant to a director appointment and nomination agreement between Newell Brands and Carl C. Icahn). Mr. Campbell has served as a director of Stanley Black & Decker, Inc., a tool manufacturer, since 2008 and a director of SPX FLOW, Inc., a manufacturer of specialty fluid components and solutions, since its spin-off from SPX Corporation in September 2015. Mr. Campbell served as a director of SPX Corporation, a supplier of highly engineered HVAC products, detection and measurement technologies and power equipment, from March 2014 to September 2015 and a director of Solera Holdings Inc., a provider of risk and asset management software and services to the automotive and property marketplace, from October 2014 to March 2016, when it was acquired by a third party.

Qualifications	Mr. Campbell, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chair of our Finance Committee. His knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenure in different industries provides him with insight into a variety of issues applicable to us. In addition, he was responsible for mergers and acquisitions as well as information technology in his role at 3M, and offers significant expertise in each of those areas. His combination of domestic and international roles in complex global businesses provides him with an understanding of diverse political and regulatory systems.

Nicholas F. Graziano Independent Director Age 47	Director of the Company Since: 2018 Company Committees: Finance Committee

Business Experience	Mr. Graziano has served as a portfolio manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since February 2018. Mr. Graziano was previously the founding partner and chief investment officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a partner and senior managing director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a portfolio manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 to December 2010. Before Omega, Mr. Graziano served as a managing director and head of special situations equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009.

Other Public Company Directorships	Mr. Graziano has served on the board of directors of Conduent Incorporated, a provider of business process outsourcing services, since December 2016, Herbalife Nutrition, Ltd., a global nutrition and weight management company, since April 2018, and Xerox Corporation, a document and print technology company, since May 2018. Mr. Graziano previously served on the board of directors of Fair Isaac Corporation (FICO), a leading analytics software company, from February 2008 to May 2013. Sandell Asset Management had a non-controlling interest in FICO through the ownership of securities.

Qualifications	Mr. Graziano has extensive financial and investment experience and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with various hedge funds provides him with insight into issues applicable to us. Mr. Graziano is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Jean K. Holley Independent Director Age: 59	Director of the Company Since: 2017 Company Committees: Audit Committee and Finance Committee

Business Experience	Ms. Holley was the global senior vice president and chief information officer for Brambles Limited, the global leader in supply chain and logistic solutions, from September 2011 until her retirement in July 2017. From April 2004 until August 2011, Ms. Holley served as the executive vice president and chief information officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Prior to that role, Ms. Holley served as the vice president and chief information officer for USG Corporation, a manufacturer of innovative, high-performance building systems, and as senior IT director for Waste Management, Inc., North America’s leading provider of integrated environmental solutions.

Other Public Company Directorships	Ms. Holley has served on the board of directors of OneSpan, Inc. (formerly known as VASCO Data Security International, Inc.), a global provider of enterprise-wide security solutions, since 2006.

Qualifications	In her roles as chief information officer for Brambles, Tellabs and USG Corporation, Ms. Holley had global responsibility for information technology strategy and operations for companies in a variety of industries. That experience, together with her role as a member of the board of directors of an anti-fraud and digital transaction management solutions company, provides her with extensive knowledge and experience with respect to information technology systems, cybersecurity and systems migrations. In addition, her years of service on another public company board provide her with a broad understanding of the responsibilities of public company boards and corporate governance matters.

Jacob M. Katz Independent Director Age: 66	Director of the Company Since: 2017 Company Committees: Audit Committee and Finance Committee

Business Experience	Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time. Mr. Katz is an advisor to private companies and has served on the boards of various not for profit organizations.

Other Public Company Directorships	Mr. Katz has served as a director of Jefferies Financial Group Inc., a financial services company, since November 2018 and Jefferies Group LLC, a global full service, integrated securities and investment banking firm, since September 2016.

Qualifications	Mr. Katz has executive management and leadership skills gained as the national managing partner and global leader of financial services at Grant Thornton, as well as extensive financial knowledge and experience which qualifies him as an “audit committee financial expert.” His experience with various industries during his long tenure with Grant Thornton provides him with extensive knowledge and experience in addressing public company financial and accounting matters. That experience provides him with a broad understanding of the responsibilities of public company boards.

Michael A. Kelly Independent Director Age 62	Director of the Company Since: 2016 Company Committees: Compensation Committee and Nominating & Governance Committee

Business Experience	Mr. Kelly spent many years as an executive at 3M Company, a diversified global technology company, serving as executive vice president of 3M’s Electronics and Energy Business from October 2012 to January 2016, and executive vice president of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981. In his role as the executive vice president of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the electronic materials, electrical markets, communications markets, renewable energy, and display materials systems businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M.

Other Public Company Directorships	Mr. Kelly has served on the board of Mettler-Toledo International, Inc., a manufacturer of precision weighing and analytical instruments for the industrial, laboratory and retail food sectors, since 2008.

Qualifications	In his role with 3M, Mr. Kelly had global responsibility for the operational and strategic elements of a complex, technical set of global businesses. As a result, he has knowledge and experience with respect to strategic planning, repositioning business and general operational matters which provides him with insight into various issues applicable to us. His extensive international experience in a complex global business has helped him develop a unique set of managerial skills and an understanding of differing cultural, political and regulatory systems. He also serves on the board of another public company, which provides him with a broad understanding of the responsibilities of public company boards.

Courtney Mather Independent Director Age 42	Director of the Company Since: 2016 Company Committees: Finance Committee

Business Experience	Mr. Mather has served as portfolio manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since December 2016 and was previously managing director of Icahn Capital from April 2014 to November 2016. Mr. Mather is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co. from 1998 to 2012, most recently as managing director responsible for Private Distressed Trading and investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients.

Other Public Company Directorships	Mr. Mather has served as a director of: Caesars Entertainment Corporation, a casino-entertainment company, since March 2019; Cheniere Energy Inc., a developer of natural gas liquefaction and export facilities and related pipelines, since May 2018; Newell Brands Inc., a global marketer of a broad range of consumer and commercial products, since March 2018; and Conduent Incorporated, a provider of business process outsourcing services, since December 2016. Mr. Mather was previously a director of Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, from October 2015 to March 2019; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from May 2015 to January 2017; Viskase Companies Inc., a meat casing company, from June 2015 to March 2016; American Railcar Industries, Inc., a railcar manufacturing company, from July 2014 to March 2016; CVR Refining, LP, an independent downstream energy limited partnership, from May 2014 to March 2016; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2014 to March 2016. Federal-Mogul, American Railcar Industries, CVR Refining, CVR Energy and Viskase are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Caesars Entertainment, Cheniere Energy, Newell Brands, Conduent and Freeport- McMoRan through the ownership of securities.

Qualifications	Mr. Mather’s significant business and financial experience and leadership roles in various companies provide him with a breadth of experience. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with Goldman Sachs & Co. and Icahn Capital provides him with insight into issues applicable to us. Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and reputational issues applicable to public companies. Mr. Mather is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Louis J. Pastor Independent Director Age 34	Director of the Company Since: 2016 Company Committees: Compensation Committee and Nominating & Governance Committee

Business Experience	Mr. Pastor has been executive vice president & general counsel of Xerox Corporation, a document and print technology company, since October 2018. Mr. Pastor was previously deputy general counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy and real estate, from December 2015 to October 2018. From 2013 to 2015, Mr. Pastor was assistant general counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Pastor was an associate at Simpson Thacher & Bartlett LLP, where he advised corporate, private equity and investment banking clients on a wide array of corporate finance transactions, business combination transactions and other general corporate matters.

Other Public Company Directorships	Mr. Pastor previously served as a director of: CVR Energy, Inc., a company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from August 2017 to October 2018; CVR Partners LP, a nitrogen fertilizer company, from April 2016 to October 2018; CVR Refining, LP, an independent downstream energy limited partnership, from September 2014 to October 2018; and Federal-Mogul Holdings Corporation, a supplier of automotive power train and safety components, from May 2015 to January 2017. Each of CVR Energy, CVR Partners, CVR Refining and Federal-Mogul is or was indirectly controlled by Carl C. Icahn.

Qualifications	Mr. Pastor has significant experience in corporate finance transactions, business combination transactions and other corporate matters gained through his tenure with Simpson Thacher and Icahn Capital. In addition, Mr. Pastor’s experience on public company boards provides him with a broad understanding of the responsibilities of public company directors with respect to corporate governance and compensation. Mr. Pastor is a director designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

Mary Pat Salomone Independent Director Age 58	Director of the Company Since: 2016 Company Committees: Compensation Committee (Chair) and Nominating & Governance Committee

Business Experience	Ms. Salomone is the retired chief operating officer of The Babcock & Wilcox Company (“B&W”), a technology innovator in power generation systems and specialty manufacturer of nuclear components. Ms. Salomone served as chief operating officer of B&W from January 2010 to her retirement in June 2013. During 2008 and 2009, Ms. Salomone served B&W in business development and strategic acquisition roles. From 2001 through December 2007, Ms. Salomone was president and chief executive officer of Marine Mechanical Corporation, which was acquired by B&W in May 2007.

Other Public Company Directorships	Ms. Salomone has served as a director of Intertape Polymer Group, a Canadian tape and packaging company, since 2015 and TransCanada Corporation, a North American energy infrastructure company, since 2013.

Qualifications	Ms. Salomone has executive management and leadership skills gained as the chief operating officer of B&W. Her knowledge of operations and experience with complex government contracts, health, safety and human resources matters and strategic acquisitions provides her with insight into a variety of issues applicable to us. Her experience as a board member of public companies traded on both the New York Stock Exchange and the Toronto Stock Exchange provides her with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies, as well as insight into the Canadian market, where we conduct a portion of our business.

A LETTER FROM THE COMPENSATION COMMITTEE

Dear Stockholder:

The Board is holding its third say on pay advisory vote (as a standalone public company) regarding our named executive officer compensation program. We appreciate the strong stockholder support we have received in our first two years and hope you will similarly support our named executive officer compensation program this year. We are providing this letter and the accompanying compensation discussion and analysis (“CD&A”) to explain how the Compensation Committee and the Board have assessed the performance of the Company, the CEO and other senior executives in 2018, and the basis on which we reached various compensation decisions for each of our named executive officers.

Approach to compensation

The Company’s vision – to be the supplier, employer and investment of choice in our industry, and our strategic initiatives to achieve that vision (develop our people and culture, expand and diversify revenues, improve operating effectiveness, enhance customer experience and disciplined capital management) have remained constant since our June 2016 separation from New Hertz. In general, our compensation program is designed to be aligned with these strategic initiatives, serve the long-term interests of our stockholders and be highly performance based.

In 2018, the executive compensation program remained largely unchanged from 2017, with only minor changes as fully described in the CD&A. The Compensation Committee believes that as the Company continues to advance its long-term strategy, it is important to have stable compensation programs which can be clearly understood and fully transparent to the participants and stockholders. Our independent advisor, Meridian Compensation Partners, confirmed that our program continues to align well with market practices within our compensation peer group and provides a strong link between performance achieved and compensation delivered.

2018 performance and compensation

Our short-term incentive plan is driven by financial performance, achievement of critical strategic goals and by individual performance.

Early in 2018, the Board approved targets for the short-term incentive program on a basis that required significant improvement year over year. The financial metrics chosen for the Executive Incentive Compensation Plan (“EICP”), consistent with 2017, were Adjusted EBITDA, Return on Revenue Earning Equipment and Equipment Revenue Growth. These continue to be viewed by the Compensation Committee and the Board as core drivers of the Company’s performance and long-term stockholder value creation.

In addition, the Compensation Committee approved five non-financial objectives (“NFOs”) that were deemed critical for the achievement of our strategic initiatives. These NFOs each had specific measurable goals and were related to safety, remediation of material weaknesses, improving free cash flow, completing separation of our Oracle based financial IT system from Hertz and eliminating all the remaining services performed for the Company by New Hertz under the transition services agreement entered into at the time of the Spin-Off (“TSA”), as well as building a learning/education culture to support talent management and employee engagement.

The long-term incentive program continues to be more heavily weighted (70%) to performance share units (“PSUs”) than our executive compensation peer group, with only 30% of the long-term incentive awards in the form of time-based restricted share units (“RSUs”). In 2018, we continued to use Average ROIC as the performance measure for PSUs because it is one of the primary metrics used to analyze investment decisions, measuring both profitability and capital efficiency. The Average ROIC goal was set for a three-year period.

After year-end, we reviewed the accomplishments relative to these goals and carefully assessed the impact of each of these components to determine the appropriate level of annual incentive compensation for executives. We also evaluated annual base pay for market competitiveness at this time.

The Company had very strong financial performance in 2018. Adjusted EBITDA of $684.8 million reflects growth of 17% from 2017 results and performance well in excess of the Company’s original guidance for 2018, which was $620 million to $655 million.* Return on Revenue Earning Equipment was 17.9% as compared to 16.0% achieved in 2017.** Equipment Revenue Growth of 10.6% was very strong, continuing the strong growth seen in 2017. The achievement of these combined levels of performance resulted in an earned payout of 143.2% of target under the EICP.

As important as the strong financial results from 2018, the Company’s achievement of the NFOs was very impressive and important for the long-term growth and stability of the Company. The remediation of all remaining material weaknesses and significant deficiencies from our 2016 Spin-off was a very important milestone for the Company. Equally important and closely related to this remediation was the successful separation of our Oracle based financial IT system from New Hertz and elimination of all remaining services from New Hertz under the TSA. This provides the Company with a financial IT system that is fully independent of Hertz. The separation was achieved with little impact to the operations of the Company as a result of excellent planning and preparation. The Company improved its free cash flow position relative to the annual plan by $95 million.*** The Company’s safety results were mixed, with some goals not achieved, but there was year-over-year improvement in the total recordable incident rate as compared to 2017. The foundation of strong safety performance continued to be implemented through training, leadership and culture. And finally, the Company implemented many initiatives aimed at building a learning/education culture. The success of these initiatives was measured (in part) through reductions in turnover, internal promotion rates and employee engagement scores. The aggregate score for the NFOs was 110% based on the level of achievement of all the NFOs. This resulted in a final “Corporate Performance Modifier” of 157.52% of target (i.e., 143.2% multiplied by 110%).

A personal performance modifier for each employee could reduce this payout to 0% or amplify it by up to 150% (although in no case can the total payout exceed 200% of target).

While an excellent year for financial and strategic performance, the Company, along with the other companies in our sector, ended the year with weak share price performance. Our long-term, at-risk equity-based compensation, which represents between 30% and 57% of compensation for our continuing named executive officers, is fully aligned with the stockholder experience. If the share price decreases so will the value of the equity award realized compared to the original grant value. When the stock price increases, the stockholder is rewarded, and the value of the long-term grant reflects the higher stock price. We believe that providing a significant portion of compensation in the form of equity-settled long-term incentive awards ensures alignment between pay and share price performance.

Conclusion

2018 was a pivotal year for the Company and its journey in advancing its long-term strategy as an independent public company. The Company made substantial progress on all of its strategic initiatives. We believe the Company’s strong financial performance, along with achievement of critical milestones, position the Company for continued growth in the future.

* Adjusted EBITDA is a non-GAAP financial measure. For information regarding non-GAAP financial measures, and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, see the Appendix.

** Return on Revenue Earning Equipment is a non-GAAP financial measure. For information regarding non-GAAP financial measures, see the Appendix.

*** Free cash flow is a non-GAAP financial measure. For information regarding non-GAAP financial measures and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure, see the Appendix.

The Board is keenly aware of our responsibility to ensure that our approach to executive compensation supports our strategy and aligns with the interests of our stockholders. The Board and Compensation Committee are also aware that our decisions must be logical and understandable to our employees, stockholders and other stakeholders. To this end, significant detail regarding the Company’s named executive officer compensation program is contained in the CD&A section of this proxy statement starting on the next page. We intend to continue to revisit our approach to setting executive compensation in order to assess alignment with our business objectives and the long-term interests of our stockholders.

We thank you for your continued confidence in our Company.

Sincerely,

Mary Pat Salomone

Chair, Compensation Committee

Herbert L. Henkel

Member, Compensation Committee

Michael A. Kelly

Member, Compensation Committee

Louis J. Pastor

Member, Compensation Committee

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

Each year, we assess the Company’s compensation philosophy and executive compensation program to determine whether they continue to be properly aligned with our business strategy and objectives and, importantly, stockholder interests. For 2018, the Compensation Committee and our Chief Executive Officer remained committed to the general structure of our existing executive compensation program, which is designed to be aligned with our business strategy and objectives, serve the long-term interests of our stockholders and be highly performance based. We believe that our pay-for-performance driven executive compensation program links our executive officer compensation with delivering results that support the Company’s business strategy and objectives. Please see the summary below of certain recent modifications to our executive compensation program.

Our “named executive officers” (or “NEOs”) consist of our Chief Executive Officer (“CEO”) and President, our Chief Financial Officer (“CFO”), our three other most highly compensated executive officers, our former interim CFO, and our former CFO. For 2018, our NEOs were:

●	Lawrence H. Silber, our CEO and President;

●	Mark H. Irion, our CFO;

●	Tamir Peres, our Chief Information Officer;

●	James Bruce Dressel, our Chief Operating Officer;

●	Maryann A. Waryjas, our Chief Legal Officer;

●	W. Mark Humphrey, our former interim CFO (from May 1, 2018 through June 24, 2018) and current Chief Accounting Officer and Controller; and

●	Barbara L. Brasier, our former CFO (through April 30, 2018).

Under SEC executive compensation disclosure rules, Mr. Humphrey and Ms. Brasier are each considered NEOs due to their service as our principal financial officer during a portion of 2018. Because of their limited tenure as CFOs during 2018 and their unique compensation arrangements for 2018, we have included a discussion of Mr. Humphrey’s and Ms. Brasier’s 2018 compensation arrangements in the section entitled “Compensation Arrangements for Former CFOs” later in this Compensation Discussion and Analysis rather than throughout the Compensation Discussion and Analysis.

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophy and objectives and is aligned with stockholder interests. The Company’s executive compensation practices include the following, each of which the Compensation Committee believes reinforces the Company’s executive compensation objectives:

Our Executive Compensation Practices

✓ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance, with a significant portion in long-term, performance-contingent equity awards

✓ Long-term objectives designed to be aligned with the creation of stockholder value

✓ Market comparison of executive compensation against an industry and size appropriate peer group

✓ Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company

✓ Beginning in 2017, double-trigger vesting for equity awards in the event of a change in control under our omnibus incentive plan

✓ Stock ownership guidelines

✓ Clawback policy

✓ Annual say-on-pay vote

× We do not have tax gross-ups

× We do not have excessive severance benefits

× We do not allow dividends or dividend equivalents on unearned or unvested awards under our omnibus incentive plan

× We do not allow repricing of underwater stock options under our omnibus incentive plan without stockholder approval

× We do not allow hedging, short sales or pledging of our securities

Executive Compensation Program – Decision-Making Process

Compensation Philosophy and the Role of the Compensation Committee

The Compensation Committee reviews and establishes the executive compensation program for our senior executives, including the NEOs. The Compensation Committee is committed to creating incentives for our senior executives that reward them for the Company’s, as well as their individual, performance. The executive compensation philosophy has the following guiding principles:

●

The compensation program’s structure should be aligned with the Company’s financial performance: The Compensation Committee believes that creating goals that are aligned with the Company’s financial performance will focus executives on the long-term interests of our stockholders.

●

The compensation design should be simple, transparent and clearly articulated to participants and our stockholders: The Compensation Committee believes that our executive compensation program should be clear to participants in order to motivate achievement of business goals that we believe support the long-term success of the Company and that our executive compensation program should be clear to our stockholders who can assess whether the program supports our long-term performance.

●

The compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to our stockholders and the Compensation Committee believes that a compensation program that rewards results both annually and on a multi-year basis provides a framework for superior long-term performance.

●

The compensation program should be competitive and market-based to attract and retain senior executives: The Compensation Committee believes our executive compensation program should provide compensation at a level and using a combination of incentives that will allow us to hire, retain and reward talented individuals at every position.

●

The compensation program should responsibly balance incentives with prudent risk management: The Compensation Committee believes that responsible use of different types of incentives with appropriate goals and caps will create and foster a culture of growth that is sustainable and appropriate for the Company.

Role of the Compensation Consultant

Meridian Compensation Partners, LLC (“Meridian”) provides executive compensation consulting services to the Compensation Committee. Meridian is retained by and reports directly to the Compensation Committee. Under the terms of Meridian’s engagement, Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

During 2018, the Company also retained the services of Deloitte Consulting, Inc. (“Deloitte”) to provide advice with respect to executive compensation matters. Deloitte’s responsibilities for 2018 included (i) providing input regarding market data on, and governance matters related to, executive compensation practices, and (ii) analysis of the positions of proxy advisory firms and institutional investors. The Compensation Committee has assessed the independence of Deloitte pursuant to the NYSE rules, and the Company concluded that Deloitte’s work did not raise any conflict of interest that impaired Deloitte’s ability to render services to the Compensation Committee or the Company.

Role of the CEO

Our CEO provides input to the Compensation Committee on topics related to business and executive officer performance. As part of this process, our CEO reviews and makes observations regarding performance and provides additional data and detail for the Compensation Committee to consider regarding the overall compensation program and with respect to executive compensation decisions. While our CEO provides a perspective on the Company’s performance as well as the performance of the Company’s other senior executives, the final determinations over compensation reside with the Compensation Committee.

Competitive Market Review

As noted above, one of the key objectives of our executive compensation program is to provide competitive and market-based compensation to attract and retain executive officers. For 2018, the Compensation Committee considered market pay practices when setting executive compensation, but did not target the specific compensation elements or total compensation against the market data. Instead, the Compensation Committee used market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance, the executive’s experience, the scope of the role, criticality of the role to the Company, internal equity, peer compensation levels and compensation received from prior employers.

The Compensation Committee believes that the Company’s peer group should reflect the markets in which the Company competes for business and executive talent. Accordingly, the Company’s peer group includes equipment rental and leasing companies and distributors whose primary market is North America and whose revenue ranges from approximately $500 million to $7.9 billion. The median revenue, market capitalization and total assets of this peer group, as reported by Meridian, was $2.5 billion, $3.0 billion and $2.7 billion, respectively. The peer group used for evaluating 2018 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2017 compensation decisions except for the removal of Neff Corporation, which was acquired in late 2017 by United Rentals, Inc.

Aggreko plc	H&E Equipment Services	Ritchie Bros Auctioneers Inc.
Applied Industrial Tech Inc.	KAR Auction Services Inc.	Triton International Ltd.
Ashtead Group plc	McGrath Rentcorp	United Rentals, Inc.
Beacon Roofing Supply, Inc.	Mobile Mini, Inc.	Watsco Inc.
Fastenal Company	NOW Inc.
GATX Corp.	Pool Corp.

Response to Advisory Vote on Executive Compensation

In 2018, the Company’s stockholders were given an opportunity to cast an advisory vote on the compensation of the Company’s NEOs, as reported in the Company’s 2018 proxy statement. Approximately 99.5% of the votes cast for that “say on pay” vote at the Company’s 2018 Annual Meeting of Stockholders were voted in favor of the “say on pay” proposal. In light of this high level of support, the Compensation Committee did not make any substantive changes to the Company’s executive compensation program in 2018.

Elements of Executive Compensation Program

Principal Elements of the 2018 Executive Compensation Program

Element	Type	How and Why We Pay It
Salary	Fixed Cash	- Paid throughout the year to attract and retain senior executives
- Sets the baseline for bonus and certain retirement programs
Annual Cash Bonus	Performance-Based Cash	- Paid annually in cash to reward performance of the Company and individual
- Designed to align senior executives’ interests with our stockholders’ interests, reinforce key strategic initiatives and encourage superior individual performance
Long-Term Equity	PSUs RSUs	- Granted annually, with vesting occurring in subsequent years based on satisfying performance conditions for PSUs or continued service for RSUs
- Designed to align senior executives’ interests with stockholders’ interests and drive key performance goals
- Designed to be competitive with market practices in order to attract and retain executive talent

Annual Cash Compensation

Salary

For the Company’s senior executives, the Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive compensation information. The Company also takes into account other factors such as an individual’s experience, total mix and scope of job responsibilities versus market comparables, internal equity and time elapsed since last increase. The Compensation Committee authorized salary increases for Mr. Silber, Mr. Dressel, and Ms. Waryjas in 2018 to reflect their strong performance and after reviewing competitive market data. The Compensation Committee also consults with the CEO regarding salary decisions for senior executives (except as to the CEO’s own compensation) and takes into consideration any contractual obligations we have with such senior executives. The following table sets forth the 2018 and, for comparative purposes and where applicable, the 2017 year-end salary levels for each of our continuing NEOs:

	2017 Salary	2018 Salary
Name	($)	($)
Mr. Silber	850,000	900,000
Mr. Irion	N/A	450,000
Mr. Peres	385,000	410,000
Mr. Dressel	500,000	525,000
Ms. Waryjas	400,000	415,000

2018 Annual Cash Incentive Award Program

The Company’s annual cash incentive award program, the Executive Incentive Compensation Plan (the “EICP”), is a Compensation Committee-administered plan that is designed to motivate and reward executive officers for achieving short-term performance objectives. The EICP provides participants, including the NEOs, with annual cash incentive award opportunities for the achievement of pre-established performance goals that were deemed by the Compensation Committee to support long-term stockholder value creation. The EICP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary, with potential payouts for 2018 ranging from 0% to 200% of target for various levels of performance.

The target award for each NEO is a percentage of the NEO’s 2018 base salary. The Compensation Committee generally considered the experience, responsibilities, internal pay equity, competitive market data and historical performance of each NEO when determining target awards. Each continuing NEO’s 2018 target award, as a percentage of base salary as of December 31, 2018, is set forth in the table below. The target opportunities, as a percentage of base salary, for Mr. Dressel and Ms. Waryjas were increased by 10% each as compared to 2017 based on performance and to further align their compensation with the competitive market data.

	Salary as of	Target Award as a % of	Target Award
	December 31, 2018	Salary
Named Executive Officer	($)	(%)	($)
Mr. Silber	900,000	100	900,000
Mr. Irion	450,000	75	337,500 (1)
Mr. Peres	410,000	65	266,500
Mr. Dressel	525,000	85	446,250
Ms. Waryjas	415,000	75	311,250

(1)	Mr. Irion’s target award opportunity for 2018 was prorated to reflect his service with the Company since his June 25, 2018 employment commencement date.

The annual incentive plan operates as follows:

The NEO’s target award (the NEO’s salary multiplied by the percentage specified in the table above) was first multiplied by a “Corporate Performance Modifier,” which was calculated based on the Company’s achievement of a combination of financial metrics and non-financial objectives (“NFOs”) selected by the Compensation Committee in February 2018.

The financial metrics and their 2018 weightings were Adjusted EBITDA (50%), Return on Revenue Earning Equipment (30%) and Equipment Rental Revenue Growth (20%). The Compensation Committee selected these measures as they were viewed as core drivers of the Company’s performance and long-term stockholder value creation. The financial performance goals were determined based on the Company’s financial plan at the time.

Under the 2018 design of the EICP, the NFOs could reduce the financial score by 75% or amplify the score by up to 125%. The NFOs selected by the Compensation Committee for 2018 were (i) achievement of safety goals, including (a) that the total recordable incident rate (“TRIR”) and days away, restricted or transferred (“DART”) rate would improve as compared to (1) the prior year’s performance and (2) the industry average, and (b) improvement in overall safety performance through the implementation of additional safety programs, training and initiatives; (ii) maintenance of a strong compliance program and internal controls, including resolving remaining material weaknesses; (iii) improve cash flow generation through various initiatives, including accounts receivable collection, used-equipment proceeds and refinements to inventory management; (iv) elimination of services performed for the Company by New Hertz under the transition services agreement entered into at the time of the Spin-Off, including the completion of the migration of Oracle from New Hertz to the Company; and (v) the expansion and enhancement of training programs and the educational culture within the Company.

Under the 2018 EICP design, the Compensation Committee could exercise discretion to remove an NFO in assessing performance. The Compensation Committee did not exercise such discretion for 2018.

The Compensation Committee has discretion to modify the calculated award payout based on individual performance and other subjective factors considered by the Compensation Committee (“Personal Performance Modifier”), which could reduce the payout to 0% or amplify it by up to 150%.

For purposes of the EICP, Adjusted EBITDA is calculated as the sum of net income (loss), provision for income taxes, interest expense, net, depreciation of revenue earning equipment and non-rental depreciation and amortization, plus the sum of merger and acquisition related costs, restructuring and restructuring-related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain on the disposal of a business, and certain other items as used for external reporting purposes. Return on Revenue Earning Equipment is Adjusted EBITDA, divided by the average original equipment cost of revenue earning equipment (based on American Rental Association guidelines, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs, with the basis of refurbished assets reset at the refurbishment date). Equipment Rental Revenue Growth is the increase in equipment rental revenue during the 2018 Plan Year (as defined in the EICP) compared to the 2017 Plan Year, divided by equipment rental revenue in the 2017 Plan Year.

The following table shows the Adjusted EBITDA, Return on Revenue Earning Equipment and Equipment Rental Revenue Growth performance goals that were used to determine 2018 payouts under the EICP:

Adjusted EBITDA (50% Weighting)
	Adjusted EBITDA (in millions)	Payout Percentage(1)	Adjusted EBITDA as % of Target
Threshold(2)	$599	50%	90%
Target	$665	100%	100%
Maximum(3)	$732	200%	110%
Actual Performance	$684.8	129.6%	103.0%

Return on Revenue Earning Equipment (30% Weighting)
	Return on Revenue Earning Equipment	Payout Percentage(1)	Return on Revenue Earning Equipment as % of Target
Threshold(2)	16.0%	50%	92%
Target	17.4%	100%	100%
Maximum(3)	19.1%	200%	110%
Actual Performance	17.9%	128.1%	102.8%

Equipment Rental Revenue Growth (20% Weighting)
	Equipment Rental Revenue Growth	Payout Percentage(1)	Equipment Rental Revenue Growth as % of Target
Threshold(2)	4.4%	50%	60%
Target	7.4%	100%	100%
Maximum(3)	9.6%	200%	130%
Actual Performance	10.6%	200%	143.2%

(1)	For the financial performance criteria, linear interpolation is used to determine the multiplier for results that are between the threshold and target and target and maximum performance levels.

(2)	Any performance results that are below the threshold receive a 0% multiplier.

(3)	Any performance results that equal or exceed the maximum performance level are capped at the 200% multiplier.

The Compensation Committee reviewed the Company’s performance against the established performance criteria and determined that (i) the Company’s achievement of the 2018 financial metrics yielded a score of 143.2% toward the Corporate Performance Modifier, and (ii) the Compensation Committee assessed the Company’s and management’s overall achievement of the NFOs and approved an aggregate score of 110% based on the combined level of achievement of all the NFOs, which increased the financial result score to 157.52%. In determining the payouts, the Compensation Committee considered the Company’s and management’s outstanding performance against the pre-established financial and NFO goals as well as the Company’s overall performance notwithstanding market conditions, including the year-over-year decline in the Company’s stock price at December 31, 2018, and determined that payouts should be determined based on the application of the Corporate Performance Modifier score of 157.52%. In making this determination, the Compensation Committee considered, in particular, that the 2018 performance goals selected for the EICP were designed to support long-term stockholder value creation and the Compensation Committee intended to motivate performance and actions that were supportive of the long-term performance of the Company.

The Compensation Committee may make a positive, negative, or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of the Personal Performance Modifier applicable to such NEO. In evaluating the appropriate Personal Performance Modifier, the Compensation Committee considered various qualitative factors, such as the NEO’s:

●	performance in his or her principal area of responsibility;

●	degree of success in leading the Company to meet its strategic objectives; and

●	championing of the values and competencies that are important to the success of the Company.

The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. Based on its assessment of individual performance and taking into account the recommendations of the Chief Executive Officer for each of the other NEOs, the Compensation Committee approved Personal Performance Modifiers ranging from 100% to 125%. Each NEO’s 2018 EICP award is reflected as “Non-Equity Incentive Plan Compensation” in the 2018 Summary Compensation Table.

Long-Term Equity Incentives

Long-term equity incentive compensation composes a significant portion of the total compensation paid to our senior executives and is deemed by the Compensation Committee to be critical to aligning our NEO’s compensation with long-term shareholder value creation.

In March 2018, long-term equity incentive compensation was awarded under the Herc Holdings Inc. 2008 Omnibus Incentive Plan (as amended to date, the “2008 Omnibus Plan”). Under the 2008 Omnibus Plan, the Compensation Committee had the flexibility to make equity awards based on our common stock, including time- and performance-based awards of RSUs, PSUs, stock options, stock appreciation rights, restricted stock and deferred stock units. The 2008 Omnibus Plan has since been superseded by the Herc Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Omnibus Plan”), which was adopted by our stockholders at the 2018 Annual Meeting of Stockholders.

Summary of 2018 Annual Award Structure

For 2018, the Compensation Committee reviewed the structure of the long-term equity incentive plan and concluded that the annual equity awards for employees would be delivered in the form of 70% PSUs vesting based on three-year average return on invested capital (“Average ROIC”) performance and 30% service-based RSUs. In determining the 2018 long-term equity incentive grant values to be awarded to the Company’s continuing NEOs, the Compensation Committee considered the competitive pay practices at companies within the peer group and individual performance and, in the case of Ms. Waryjas, increased her long-term equity incentive grant to bring her compensation further in line with the market median. In determining Mr. Silber’s compensation for 2018, the Compensation Committee deferred decisions on adjusting his compensation levels until August 2018 and, accordingly, at that time Mr. Silber received an additional PSU and RSU award for 2018 in order to further align his compensation with the competitive market. Mr. Irion’s grant levels were determined at the time he joined the Company in June 2018 based on the Company’s review of the competitive market, compensation received by Mr. Irion at his prior employer and compensation previously granted to individuals serving as CFO of the Company. For more information about the 2018 PSU and RSU awards, see the “2018 Grants of Plan-Based Awards” table below.

2018 Average ROIC PSUs

During 2018, our continuing NEOs received PSUs as 70% of their 2018 equity awards. Under the terms of the 2018 PSUs, the vesting of the PSUs will depend on Average ROIC performance over the January 1, 2018 through December 31, 2020 performance period. Given the economic and market conditions at the time the Average ROIC targets were set, the target vesting level was designed to be achievable with significant effort and strong Company performance, while vesting at the maximum level was designed to be difficult to achieve.

The Compensation Committee chose Average ROIC as a performance metric because it is one of the primary metrics used to analyze investment decisions, measuring both profitability and capital efficiency. For purposes of the 2018 PSU awards, Average ROIC is defined as the average return on invested capital for the performance period; provided, however, in the event of any (i) material acquisitions or dispositions, (ii) currency fluctuations, (iii) changes in law or accounting standards or (iv) other nonrecurring or infrequently occurring events or items reflected in the Company’s audited financial statements or notes thereto, which occur during the performance period, the Compensation Committee shall make appropriate adjustments to the performance incentive threshold, target and maximum criteria and/or the determination of Average ROIC, in accordance with any applicable provisions of the Plan.

The Compensation Committee approved a multi-year design for earning the PSUs in order to drive the Company’s Average ROIC performance over a multi-year period.

2018 RSUs

During 2018, our continuing NEOs received service-based RSUs as the remaining 30% of their 2018 equity awards. For annual RSU grants prior to 2018, the RSU awards were structured to cliff vest on the third anniversary of the grant date. After considering market data and the input of Meridian, the Compensation Committee approved an installment vesting schedule for the 2018 RSU awards in order to further align the Company’s executive compensation program with market practices. Accordingly, the 2018 RSU awards will vest in one-third annual installments, subject to the NEO’s continued employment through the applicable vesting date. In addition, in connection with the commencement of his employment with the Company, Mr. Irion received a special equity award in the form of RSUs valued at approximately $1,000,000 in consideration of the equity compensation he forfeited with his former employer by joining the Company. These RSUs will vest ratably over three years.

2016 Adjusted EBITDA PSUs

Prior to the Spin-Off, our then-serving NEOs received PSUs granted by the Compensation Committee of the Board of Directors of Hertz Holdings, the consolidated enterprise that the Company was a part of (the “Hertz Holdings Compensation Committee”). At the beginning of 2016, the Hertz Holdings Compensation Committee set Adjusted EBITDA goals for 2016, 2017 and 2018. In anticipation of the Spin-Off, the Hertz Holdings Compensation Committee reviewed certain information, estimates and assumptions relating to the performance of the equipment rental division rather than relating to the consolidated Hertz Holdings enterprise (the “Pre-Spin-Off Assumptions”), and approved performance goals for individuals continuing with the Company following the Spin-Off that were limited to the equipment rental division rather than the consolidated Hertz Holdings enterprise. Accordingly, under the original terms of the 2016 PSU awards, performance for purposes of determining payouts and vesting was intended to be determined based solely on our performance, based on the Pre-Spin-Off Assumptions. Following the Spin-Off, the Compensation Committee reviewed updated information not included in the Pre-Spin-Off Assumptions and, in its subjective discretion, approved revised financial targets, which took into account, among other things, stand-alone public company costs and the impact of the Company’s exposure to the oil and gas markets.

Under the terms of the 2016 PSUs, the vesting of the PSUs depends on three years of cumulative Adjusted EBITDA performance, with the ability to lock-in up to 25% or 50% of the total award based on one-year and two-year cumulative performance, respectively. To be eligible to earn the target number of PSUs based on the third tranche of the award, the Company needed to achieve cumulative 2016–2018 Adjusted EBITDA performance of $1,810 million.

For cumulative 2016–2018 performance, Adjusted EBITDA was $1,808.0 million, resulting in participants earning 99.5% of target. These shares vested on the third anniversary of the date of grant, subject to the participant’s continued service through the vesting date. The following table shows the target PSUs granted and the portion of such PSUs earned based on cumulative 2016–2018 performance:

Named Executive Officer	Target Granted PSUs (#)	2016–2018 Performance PSUs Earned(1) (#)
Mr. Silber	20,238	20,137
Mr. Dressel	10,119	10,068
Ms. Waryjas	7,589	7,551
Ms. Brasier	14,166	9,838	(2)

(1)

A portion of the PSUs included in this column were previously reported as earned based on 2016 and 2017 performance under the terms of the 2016 PSUs. The incremental number of PSUs earned for cumulative 2016–2018 performance was 11,192 for Mr. Silber, 5,595 for Mr. Dressel and 4,197 for Ms. Waryjas. These PSUs vested in March 2019.

(2)	In connection with her retirement from the Company, Ms. Brasier’s PSUs vested on a pro rata basis, based on service during the vesting period and target performance.

Other Compensation Elements

Retirement Programs

We maintain a qualified defined contribution plan in which our NEOs are eligible to participate on the same basis as other eligible employees. In addition, in connection with the Spin-Off, we established non-qualified retirement plans similar to those that were in place prior to the Spin-Off. The liabilities (and where applicable, the related assets) of The Hertz Corporation non-qualified plans attributable to Herc Holdings’ employees and former employees whose last place of employment was with the equipment rental business were transferred to our non-qualified plans. As of December 31, 2018, certain of our NEOs participated in Herc Rentals Supplemental Income Savings Plan, a non-qualified deferred compensation plan that we adopted in connection with the Spin-Off, and none of our NEOs participated in any defined benefit plan of the Company.

Perquisite Policy

We provide perquisites and other personal benefits to our senior management that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. These perquisites consist of a Company-provided vehicle, tax and financial planning with a value of up to $7,500 annually and executive medical benefits providing for a comprehensive physical examination and related services with value of up to $6,000 annually. In addition, in connection with Mr. Irion’s relocation to join the Company, the Compensation Committee approved a cash payment of $40,000 in lieu of relocation benefits that would otherwise have been available to him.

We use leased corporate aircraft for the purpose of encouraging and facilitating business travel by our CEO, other senior executives authorized by our CEO, and directors, generally for travel in the United States and, less frequently, Canada. In addition, the Compensation Committee has authorized our CEO to use our leased corporate aircraft for personal air travel, up to a maximum annual value of $100,000. For 2018, the amount included in the “All Other Compensation” column of the Summary Compensation Table for personal use by our CEO of our leased corporate aircraft was $56,247. The Compensation Committee periodically reviews our perquisite policies.

Severance and Change in Control Policy

Our severance and change in control policy (the “Severance Policy”) provides senior executives of the Company, including the NEOs, with the following severance and change in control benefits: (i) for an involuntary termination of employment, the CEO will be entitled to severance calculated as two times the CEO’s base salary and target bonus, and each of our other NEOs will be entitled to severance equal to the NEO’s base salary and target bonus, and (ii) upon a change in control and a qualifying termination of employment (a “double trigger” provision), the CEO will be entitled to severance calculated as two-and-one-half times the CEO’s base salary and target bonus, and each of our other NEOs will be entitled to severance calculated as two times the NEO’s base salary and target bonus. Health and welfare benefits will be provided for the number of years equivalent to the multiples indicated, on the same basis as active employees.

In adopting the Severance Policy, it was the intention of the Compensation Committee to provide senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by peer companies. The Severance Policy and the treatment of equity awards upon a termination of employment or a change in control are described below under “Potential Payments Upon a Termination or a Change in Control.”

Compensation Arrangements for Former CFOs

In March 2018, we announced the retirement of Ms. Brasier, our then-serving CFO, effective April 30, 2018. In connection with her retirement, Ms. Brasier received cash separation benefits and pro rata vesting of her outstanding equity awards in exchange for her execution and non-revocation of a release of claims and her agreement to remain subject to customary non-compete and non-solicitation covenants for 12 months following her retirement. The level of cash separation benefits provided to Ms. Brasier is generally consistent with the benefits Ms. Brasier would have received under the terms of our Severance Policy for a termination without cause and the pro rata vesting of her equity awards is consistent with the retirement treatment under the Company’s equity award agreements. Please see the “Potential Payments Upon a Termination or a Change in Control” section for a quantification of the benefits received by Ms. Brasier in connection with her retirement from the Company.

Effective upon Ms. Brasier’s retirement, Mr. Humphrey, who has served as the Company’s Controller and Chief Accounting Officer since April 2017, assumed the position of interim CFO. In recognition of his increased responsibilities, Mr. Humphrey received an additional $30,000 in stipends for his service as interim CFO (in addition to his existing $305,000 base salary), and his target annual performance bonus was increased from 50% of his base salary to 70% of his base salary plus stipends received for his service as interim CFO. Mr. Humphrey’s compensation levels reverted to the levels prior to his appointment as interim CFO upon the appointment of Mr. Irion as the Company’s CFO, effective June 25, 2018. In addition, as part of the annual compensation review process, Mr. Humphrey received an annual equity grant at the same time and in the same form of grants (RSUs and PSUs) as the Company’s other executive officers. Mr. Humphrey’s long-term incentive grant value was not adjusted in connection with his service as interim CFO.

Policies and Practices for Recovering Bonuses in the Event of a Restatement

We maintain a clawback policy to promote responsible risk management and to help ensure that the incentives of management are aligned with those of our stockholders. The clawback policy applies to all of our employees who are at the director level and above, including the NEOs, and covers:

●	all annual incentives;

●	long-term incentives;

●	equity-based awards; and

●	other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of our financial statements within three years of the issuance of such financial statements.

In addition, our equity award agreements include clawback provisions. Our clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

The Company has stock ownership guidelines for senior executives and non-employee directors. The guidelines establish the following target ownership levels:

●	Equity equal to five times base salary for our CEO;

●	Equity equal to three times base salary for our CFO and senior vice presidents;

●	Equity equal to one times base salary for our other senior executives (who are designated as “officers” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

●	Equity equal to five times the annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count toward the target ownership levels shares owned outright, the value of unvested RSUs and the value of unvested PSUs (at target), even if the service requirement has not been met. Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright and the value of phantom shares. Shares owned indirectly by a trust or family members also count toward target ownership levels. As of the Record Date, each continuing NEO and non-employee director has met (or is expected to meet within the five-year transition period) his or her respective ownership guideline.

Pledging and Hedging Policy

The Company’s policy regarding trading in Company securities prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of hedging the value of our common stock. Under the policy, directors and officers subject to Section 16 of the Exchange Act are also prohibited from pledging the shares they hold in the Company, and other employees are strongly discouraged from doing so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE

Mary Pat Salomone (Chair)
Herbert L. Henkel
Michael A. Kelly
Louis J. Pastor

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation earned by our CEO, each individual who served as our CFO during 2018, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) for fiscal year 2018 and, to the extent required by SEC executive compensation disclosure rules, fiscal years 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Lawrence H. Silber	2018	850,962	—	2,400,096	—	1,419,300	157,405	4,827,763
Chief Executive Officer	2017	840,384	—	2,300,024	—	924,800	112,606	4,177,814
	2016	701,923	—	2,096,564	1,000,008	611,280	40,045	4,449,820
Mark H. Irion(6)	2018	216,346	40,000	1,700,068	—	292,731	17,106	2,266,251
Chief Financial Officer
Tamir Peres	2018	399,231	—	300,016	—	525,338	37,350	1,261,935
Chief Information Officer
James Bruce Dressel	2018	511,058	—	800,040	—	774,110	36,535	2,121,743
Chief Operating Officer	2017	500,000	—	749,985	—	530,400	32,741	1,813,126
	2016	500,000	—	1,183,087	625,005	318,375	80,736	2,707,203
Maryann A. Waryjas	2018	404,712	—	475,090	—	589,010	50,843	1,519,655
Chief Legal Officer	2017	400,000	—	400,027	—	339,456	41,268	1,180,751
	2016	400,000	—	665,574	287,508	220,740	63,861	1,637,683
W. Mark Humphrey(6)	2018	297,019	—	200,013	—	372,073	26,499	895,604
Chief Accounting Officer and Controller
Former Interim Chief Financial Officer
Barbara L. Brasier(6)	2018	169,750	—	1,059,969	70,837	—	1,004,894	2,305,450
Former Chief Financial	2017	485,000	—	700,012	—	295,501	88,205	1,568,718
Officer	2016	485,000	—	1,040,071	425,006	245,000	20,725	2,215,802

(1)

The amount reported in this column for fiscal year 2018 represents a cash payment that Mr. Irion received in lieu of relocation benefits that would otherwise have been available to him in connection with his commencement of employment with the Company.

(2)

The amounts reported in this column represent (i) the grant date fair value of RSUs and PSUs granted in the applicable year and (ii) in the case of Ms. Brasier, the incremental fair value associated with 2018 modifications to the vesting terms of certain outstanding equity awards held by Ms. Brasier, in each case, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). As noted in the Compensation Discussion and Analysis, in 2018, the vesting terms of certain of Ms. Brasier’s equity awards were modified in connection with her separation from the Company to provide for pro-rata vesting. The 2016 amounts include RSUs granted in connection with the Spin-Off, and the 2018 amounts include a new hire RSU award granted to Mr. Irion at the time he commenced employment with the Company. The amounts included in 2018 for the PSUs are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2018 PSUs, calculated as 200% of target, the maximum value of these awards at the grant date would be as follows: Mr. Silber—$3,360,113; Mr. Irion—$980,039; Mr. Peres—$420,021; Mr. Dressel—$1,120,056; Ms. Waryjas—$665,100; and Mr. Humphrey—$280,014. See Note 12 to the Audited Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.

(3)

The amounts reported in this column represent the grant date fair value of stock option awards granted in 2016 in connection with the Spin-Off and, for 2018, the incremental fair value associated with modifications to the vesting terms of certain outstanding stock option awards held by Ms. Brasier, in each case, calculated in accordance with FASB ASC Topic 718. As noted in the Compensation Discussion and Analysis, in 2018, the vesting terms of certain of Ms. Brasier’s equity awards were modified in connection with her separation from the Company to provide for pro-rata vesting. See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(4)	The amounts reported for 2018 represent the NEOs’ 2018 EICP awards. Please see the Compensation Discussion and Analysis for further information regarding the 2018 EICP.

(5)	Represents the following for 2018:

Name	Personal Use of Car ($)(a)	Life Insurance Premiums ($)	Executive Health Premiums ($)(b)	Company 401(k) Matching Contribution and Deferred Compensation Contributions ($)	Tax & Financial Planning ($)	Personal Aircraft Usage ($)(c)	Separation Benefits ($)(d)	Total Perquisites and Other Compensation ($)
Mr. Silber	15,299	1,267	6,000	71,092	7,500	56,247	N/A	157,405
Mr. Irion	—	144	6,000	3,462	7,500	N/A	N/A	17,106
Mr. Peres	11,721	245	6,000	19,384	—	N/A	N/A	37,350
Mr. Dressel	2,542	432	6,000	27,561	—	N/A	N/A	36,535
Ms. Waryjas	8,250	1,591	6,000	29,769	5,233	N/A	N/A	50,843
Mr. Humphrey	9,250	249	6,000	11,000	—	N/A	N/A	26,499
Ms. Brasier	3,756	404	6,000	18,610	7,500	N/A	968,624	1,004,894

(a)	This amount reflects the cost of depreciation and interest, if applicable, for company-provided cars.

(b)

Our NEOs are eligible to receive $6,000 per year for executive medical benefits, including Company-paid physicals. For healthcare privacy reasons, we have assigned the maximum benefit to each NEO even if such NEO did not utilize such benefits during 2018.

(c)

Only the CEO is eligible for personal use of corporate aircraft. Occasionally, a spouse or other guest may accompany the CEO on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company, and as a result, no amount is included in this column for those flights.

(d)

This amount was received by Ms. Brasier in connection with her retirement effective April 30, 2018, and consists of a cash separation benefit, equal to Ms. Brasier’s 2017 annual base salary and target annual performance for the year of separation ($824,500), a prorated target EICP award for 2018 ($113,167), Company subsidization of COBRA coverage costs for 12 months ($5,957), and outplacement services ($25,000).

(6)

Mr. Irion commenced employment with the Company as CFO on June 25, 2018. For the period from April 30, 2018 until Mr. Irion’s appointment, Mr. Humphrey served as interim CFO of the Company. Ms. Brasier served as CFO of the Company until her retirement from the Company on April 30, 2018.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2018, all grants of PSUs and RSUs in 2018 and the grant date fair value of all such awards. With respect to Ms. Brasier, the following table sets forth the number of shares that were impacted by the modification of Ms. Brasier’s outstanding equity awards in connection with her retirement to provide for pro-rated vesting.

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock	All Other Option	Exercise Price of Option	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	Awards (#)	Awards (#)	Awards ($/Sh.)	Stock Awards(1)($)
Lawrence H. Silber
EICP(2)	—	450,000	900,000	1,800,000	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	10,350	—	—	690,035
RSUs(3)	08/16/18	—	—	—	—	—	—	589	—	—	30,004
PSUs(4)	03/01/18	—	—	—	12,075	24,149	48,298	—	—	—	1,610,014
PSUs(4)	08/16/18	—	—	—	688	1,375	2,750	—	—	—	70,043
Mark H. Irion
EICP(2)	—	84,375	168,750	337,500	—	—	—	—	—	—	—
RSUs(3)	06/25/18	—	—	—	—	—	—	3,864	—	—	210,008
PSUs(4)	06/25/18	—	—	—	4,508	9,016	18,032	—	—	—	490,020
RSUs(5)	06/25/18	—	—	—	—	—	—	18,400	—	—	1,000,040
Tamir Peres
EICP(2)	—	133,250	266,500	533,000	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	1,350	—	—	90,005
PSUs(4)	03/01/18	—	—	—	1,575	3,150	6,300	—	—	—	210,011
James Bruce Dressel
EICP(2)	—	223,125	446,250	892,500	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	3,600	—	—	240,012
PSUs(4)	03/01/18	—	—	—	4,200	8,400	16,800	—	—	—	560,028
Maryann A. Waryjas
EICP(2)	—	155,625	311,250	622,500	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	2,138	—	—	142,540
PSUs(4)	03/01/18	—	—	—	2,494	4,988	9,976	—	—	—	332,550
W. Mark Humphrey
EICP(2)	—	94,375	188,750	377,500	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	900	—	—	60,006
PSUs(4)	03/01/18	—	—	—	1,050	2,100	4,200	—	—	—	140,007
Barbara L. Brasier
EICP(2)	—	169,750	339,500	679,000	—	—	—	—	—	—	—
RSUs(3)	03/01/18	—	—	—	—	—	—	3,150	—	—	210,011
PSUs(4)	03/01/18	—	—	—	3,675	7,350	14,700	—	—	—	490,025
RSUs(6)	—	—	—	—	—	—	—	16,837	—	—	561,774
PSUs(7)	—	—	—	—	—	—	—	13,907	—	—	498,195
Stock Options(8)	—	—	—	—	—	—	—	—	4,971	33.19	70,837

(1)

The amounts reported represent the grant date fair value associated with the 2018 grants of RSUs and PSUs, as computed in accordance with FASB ASC Topic 718. In the case of the PSUs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

(2)

These amounts represent threshold, target and maximum cash award levels set in 2018 under the EICP. Mr. Irion’s award opportunities under the 2018 EICP were prorated to reflect his service with the Company following his June 25, 2018 employment commencement date. For Mr. Humphrey, in connection with his service as interim CFO, Mr. Humphrey’s award opportunities under the 2018 ECIP were adjusted to reflect his service in the interim role and during such period his target was increased from 50% to 70% of his annual base salary plus stipend. Ms. Brasier received an additional separation benefit equal to her prorated target award in lieu of a 2018 EICP payout. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2018 Summary Compensation Table.

(3)

Represents annual RSU awards granted under the 2008 Omnibus Plan (or, in the case of Mr. Silber’s August 2018 grant and Mr. Irion’s June 2018 grant, the 2018 Omnibus Plan). These RSUs generally vest in one-third annual installments on each anniversary of the grant date, subject to continued employment through the applicable vesting date. Mr. Silber’s August 16, 2018 grant of RSUs represents an additional 2018 annual equity award granted in connection with adjustments to his compensation made in August 2018. Pursuant to the retirement treatment set forth in the Company’s equity award agreements, Ms. Brasier’s unvested RSUs vested on a prorated basis in connection with her retirement from the Company based on service during the vesting period.

(4)

Represents the threshold, target and maximum PSUs granted under the 2008 Omnibus Plan (or, in the case of Mr. Silber’s August 2018 grant and Mr. Irion’s June 2018 grant, the 2018 Omnibus Plan). Mr. Silber’s August 16, 2018 grant of PSUs represents an additional 2018 annual equity award granted in connection with adjustments to his compensation made in August 2018. For actively employed executives, these PSUs are scheduled to vest on March 1, 2021, subject to the achievement of the threshold performance goals relating to Average ROIC over the three-year performance period ending December 31, 2020. Pursuant to the retirement treatment set forth in the Company’s equity award agreements, Ms. Brasier’s unvested PSUs vested on a prorated basis in connection with her retirement from the Company based on target performance and service during the vesting period. Please see the Compensation Discussion and Analysis for further information regarding the 2018 PSU awards.

(5)

Represents RSUs granted under the 2018 Omnibus Plan in connection with Mr. Irion’s commencement of employment with the Company. These RSUs generally vest in one-third annual installments on each anniversary of the grant date, subject to continued employment through the applicable vesting date.

(6)	Represents RSUs that were modified by the Company in connection with Ms. Brasier’s retirement to provide pro-rata vesting and does not represent a new equity grant.

(7)	Represents PSUs that were modified by the Company in connection with Ms. Brasier’s retirement to provide pro-rata vesting and does not represent a new equity grant.

(8)	Represents stock option awards that were modified by the Company in connection with Ms. Brasier’s retirement to provide pro-rata vesting and does not represent a new equity grant.

2018 OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1) ($)
Lawrence H. Silber	20,035	6,679	(2)	58.76	6/1/2020	20,137	(4)	523,361	—		—
	35,088	35,088	(3)	33.19	8/18/2023	—		—	33,313	(5)	865,805
						—		—	24,149	(6)	627,633
						—		—	1,375	(6)	35,736
						13,492	(7)	350,657
						14,277	(8)	371,059
						10,350	(9)	268,997
						589	(10)	15,308
						30,130	(11)	783,079
Mark Irion	—	—		—	—	—		—	9,016	(6)	234,326
						3,864	(12)	100,425
						18,400	(13)	478,216
Tamir Peres	—	—		—	—	—		—	4,587	(5)	119,216
						—		—	3,150	(6)	81,869
						1,350	(9)	35,087
						1,966	(14)	51,096
						5,450	(15)	141,905
James Bruce Dressel	11,515	3,839	(2)	52.49	7/1/2020	10,068	(4)	261,667	—		—
	21,930	21,930	(3)	33.19	8/18/2023	—		—	10,863	(5)	282,329
						—		—	8,400	(6)	218,316
						6,746	(7)	175,329
						4,655	(8)	120,983
						3,600	(9)	93,564
						18,831	(11)	489,418
Maryann A. Waryjas	10,088	10,088	(3)	33.19	8/18/2023	7,551	(4)	196,250	—		—
						—		—	5,794	(5)	150,586
						—		—	4,988	(6)	129,638
						5,059	(7)	131,483
						2,483	(8)	64,533
						2,138	(9)	55,567
						8,663	(11)	225,151
W. Mark Humphrey	—	—		—	—	—		—	3,000	(5)	77,970
						—		—	2,100	(6)	54,579
						900	(9)	23,391
						1,286	(16)	33,423
Barbara L. Brasier	12,427	—		33.19	8/18/2023	—		—	—		—

(1)	These values are based on the closing market price of the Company’s common stock on December 31, 2018 of $25.99.

(2)	These options were awarded in 2015 and vest 25% on each anniversary of the date of grant, subject to continued employment.

(3)	Represents stock options granted in connection with the Spin-Off. These options vest 25% on each anniversary of the date of grant, subject to continued employment.

(4)

Represents PSUs that were earned based on 2016–2018 Adjusted EBITDA performance but generally remained subject to service-based vesting requirements through March 4, 2019 or, for Mr. Silber, March 3, 2019.

(5)

Represents PSUs that are scheduled to vest on March 16, 2020 based on the Company’s Average ROIC performance over the 2017–2019 performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this column are based on achieving target vesting levels.

(6)

Represents PSUs that are scheduled to vest on March 1, 2021 based on the Company’s Average ROIC performance over the 2018–2020 performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this column are based on achieving target vesting levels.

(7)	For actively employed executives, these RSUs vest on March 4, 2019 or, for Mr. Silber, March 3, 2019.

(8)	For actively employed executives, these RSUs vest on March 16, 2020.

(9)	For actively employed executives, these RSUs vest in one-third installments on each anniversary of March 1, 2018.

(10)	Represents RSUs granted to Mr. Silber, which vest in one-third installments on each anniversary of August 16, 2018, subject to continued employment through the applicable vesting date.

(11)	Represents RSUs granted in connection with the Spin-Off. For actively employed executives, these RSUs vest on August 18, 2019.

(12)	These RSUs vest in one-third installments on each anniversary of the June 25, 2018 grant date, subject to continued employment through the applicable vesting date.

(13)

In connection with the hiring of Mr. Irion, Mr. Irion was provided with a one-time grant of 18,400 RSUs. The RSUs vest in one-third installments on each anniversary of the June 25, 2018 grant date, subject to continued employment through the applicable vesting date.

(14)	Represents RSUs granted to Mr. Peres, which vest on September 19, 2020, subject to continued employment through the vesting date.

(15)	Represents RSUs granted to Mr. Peres, which vest on September 19, 2019, subject to continued employment through the vesting date.

(16)	Represents RSUs granted to Mr. Humphrey, which vest on May 18, 2020, subject to continued employment through the vesting date.

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the details of any stock awards that vested in 2018. During 2018, none of our NEOs exercised any stock options.

	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting(1)	Value realized on vesting
Name	(#)	($)	(#)	($)
Lawrence H. Silber	—	—	5,015	300,499
Mark H. Irion	—	—	—	—
Tamir Peres	—	—	5,460	280,753
James Bruce Dressel	—	—	2,807	165,417
Maryann A. Waryjas	—	—	1,082	38,595
W. Mark Humphrey	—	—	—	—
Barbara L. Brasier	—	—	30,569	1,609,458

(1)	Represents gross number of shares that vested, although the Company withholds a portion of these vested shares to cover the executive’s tax withholding due upon the vesting of the RSUs.

2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the details of a nonqualified deferred compensation plan in which certain of our NEOs participated during 2018.

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE

Name	($)	($)	($)	($)	($)(1)
Lawrence H. Silber	75,115	60,092	(11,387)	—	276,253
Mark H. Irion	—	—	—	—	—
Tamir Peres	10,480	8,384	(894)	—	17,970
James Bruce Dressel	20,702	16,562	(2,918)	—	34,346
Maryann A. Waryjas	23,461	18,769	(3,677)	—	68,038
W. Mark Humphrey	—	—	—	—	—
Barbara L. Brasier	9,512	7,610	(5,466)	—	47,538

(1)

Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2017 and 2016: Mr. Silber - $59,179; Ms. Waryjas, $29,485; and Ms. Brasier, $35,882.

We offer our employees, including the NEOs, participation in a defined contribution plan. Under the Company’s qualified  401(k) savings  plan  (the  “401(k) Plan”) participants are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account.

We also maintain a deferred compensation plan, the Herc Rentals Supplemental Income Savings Plan (“Supplemental Plan”). The Supplemental Plan allows eligible employees, including the NEOs, to defer part of their compensation. The Supplemental Plan is a deferred compensation plan that provides benefits that cannot be provided in the 401(k) Plan due to Code limitations on compensation. For any deferral elections, the Company will match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into  account  under  the  401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). The match under the Supplemental Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Supplemental Plan (other than with respect to transition credits) may not exceed the maximum 4% match. Accounts under the Supplemental Plan may be invested in a variety of mutual funds and are distributed upon a separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Policy

We maintain a severance and change in control policy (the “Severance Policy”) that provides senior executives of the Company, including the NEOs, with the following severance and change in control benefits: (i) for an involuntary termination of employment, the Chief Executive Officer will be entitled to severance calculated as two times the Chief Executive Officer’s base salary and target bonus and each other NEO will be entitled to severance equal to the NEO’s base salary and target bonus, and (ii) upon a change in control and a qualifying termination of employment (a “double trigger” provision), the Chief Executive Officer will be entitled to severance calculated as two-and-one-half times the Chief Executive Officer’s base salary and target bonus and each other NEO will be entitled to severance calculated as two times the NEO’s base salary and target bonus. Health and welfare benefits will be provided for the number of years equivalent to the multiples indicated, on the same basis as active employees. The Severance Policy does not contain tax gross-up provisions on any golden parachute excise taxes. These severance payments and benefits under the Severance Policy are in lieu of any severance payments or benefits otherwise due in these circumstances under any previous agreement, offer letter or policy.

As noted in the Compensation Discussion and Analysis, during 2018, we entered into a Retirement and Separation Agreement with Ms. Brasier pursuant to which she received the following separation benefits: cash severance equal to her base salary and target bonus ($824,500); an additional cash separation benefit equal to her prorated 2018 target annual performance bonus ($113,167); employer subsidization of COBRA costs for up to 12 months ($5,957); outplacement services (up to $25,000); and pro rata vesting of outstanding equity awards (estimated value of $1,609,458, based on target performance for PSUs and based on the Company’s closing stock price on April 30, 2018, the last day of her employment with the Company). In exchange for these benefits, Ms. Brasier agreed to a release of claims in favor of the Company and customary non-compete and non-solicitation covenants for 12 months following her retirement.

Equity Awards

The Company’s equity awards provide for accelerated or pro rata vesting upon a termination due to death or disability and pro rata vesting upon a termination due to retirement or involuntary termination without cause. The equity awards also provide that, if the awards are not honored or assumed or new rights submitted therefore in connection with a change in control of the Company, then certain of the awards will vest upon the change in control and others will vest upon a termination after the change in control, with the PSUs vesting at target.

The following tables outline the value of payments and benefits that each NEO (other than Ms. Brasier, who retired effective April 30, 2018) would receive under the various termination scenarios described as if (i) the termination occurred on December 31, 2018; (ii) all stock awards that vest were paid out at $25.99, the closing price of the Company’s common stock on December 31, 2018; (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”); and (iv) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan and Supplemental Plan amounts are excluded from the tables below. Although the tables below reflect vesting of certain equity upon a change in control, beginning with the 2017 grants, equity awards are subject to double trigger provisions.

Lawrence H. Silber

				Termination	Termination
		Termination	Termination	by reason of	following a
	Termination	Without	by reason of	Death,	Change in	Change in
	for Cause	Cause	Retirement	Disability	Control	Control

Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$3,600,000	$—	$—	$4,500,000	$—
Continued Benefits(1)	—	19,078	—	—	24,631	—
Outplacement	—	25,000	—	—	25,000	—
Life Insurance Payment(2)	—	—	—	300,000	—	—
Payment for Outstanding Stock Options(3)	—	—	—	—	—	—
Payment for Outstanding RSUs(3)	—	1,223,349	—	1,789,100	655,364 (4)	1,133,736
Payment for Outstanding PSUs(3)	—	1,165,547	—	1,165,547	1,529,174 (4)	525,986

Total	$—	$6,032,974	$—	$3,254,647	$6,734,169	$1,659,722

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for two years for a termination by the Company without cause and 30 months for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Silber’s offer letter with respect to a termination without cause and in accordance with the equity award agreements with respect to the other termination scenarios, with PSUs vesting at target in the change in control scenarios. No amounts are included for the accelerated vesting of outstanding stock options because all outstanding stock options have exercise prices below the closing price of the Company’s common stock on December 31, 2018.

(4)

Accelerated vesting of equity awards granted prior to 2017 has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control if they are not honored or assumed or new rights substituted therefore by an alternative award. Accordingly, this column includes the 2017 and 2018 equity awards, which contain double trigger vesting provisions.

Mark Irion

				Termination	Termination
			Termination	by reason of	following a
	Termination	Termination	by reason of	Death,	Change in	Change in
	for Cause	Without Cause	Retirement	Disability	Control	Control

Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	$—	$787,500	$—	$—	$1,575,000	$—
Continued Benefits(1)	—	4,589	—	—	9,700	—
Outplacement	—	25,000	—	—	25,000	—
Life Insurance Payment(2)	—	—	—	300,000	—	—
Payment for Outstanding RSUs(3)	—	96,449	—	578,641	578,641	—
Payment for Outstanding PSUs(3)		39,063	—	39,063	234,326	—

Total	$—	$952,601	$—	$917,704	$2,422,667	$—

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Irion’s equity award agreements, with PSUs vesting at target in the change in control scenarios.

Tamir Peres

				Termination	Termination
		Termination	Termination	by reason of	following a
	Termination	Without	by reason of	Death,	Change in		Change in
	for Cause	Cause	Retirement	Disability	Control		Control

Benefit	($)	($)	($)	($)	($)		($)
Severance Payment	$—	$676,500	$—	$—	$1,353,000		$—
Continued Benefits(1)	—	11,380	—	—	24,113		—
Outplacement	—	25,000	—	—	25,000		—
Life Insurance Payment(2)	—	—	—	300,000	—		—
Payment for Outstanding RSUs(3)	—	208,752	—	228,088	228,088	(4)	—
Payment for Outstanding PSUs(3)	—	72,408	—	83,792	201,185	(4)	—

Total	$—	$994,040	$—	$611,880	$1,831,386		$—

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Peres’ equity award agreements, with PSUs vesting at target in the change in control scenarios.

(4)

Accelerated vesting of equity awards granted prior to 2017 has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control if they are not honored or assumed or new rights substituted therefore by an alternative award. Accordingly, this column includes the 2017 and 2018 equity awards, which contain double trigger vesting provisions.

James Bruce Dressel

				Termination	Termination
		Termination	Termination	by reason of	following a
	Termination	Without	by reason of	Death,	Change in		Change in
	for Cause	Cause	Retirement	Disability	Control		Control

Benefit	($)	($)	($)	($)	($)		($)
Severance Payment	$—	$971,250	$—	$—	$1,942,500		$—
Continued Benefits(1)	—	12,505	—	—	26,363		—
Outplacement	—	25,000	—	—	25,000		—
Life Insurance Payment(2)	—	—	—	300,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—	—	—		—
Payment for Outstanding RSUs(3)	—	637,925	—	879,294	214,547	(4)	664,747
Payment for Outstanding PSUs(3)	—	466,417	—	466,417	500,645	(4)	262,933

Total	$—	$2,113,097	$—	$1,645,711	$2,709,055		$927,680

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Dressel’s offer letter with respect to a termination without cause and in accordance with the equity award agreements with respect to the other termination scenarios, with PSUs vesting at target in the change in control scenarios. No amounts are included for the accelerated vesting of outstanding stock options because all outstanding stock options have exercise prices below the closing price of the Company’s common stock on December 31, 2018.

(4)

Accelerated vesting of equity awards granted prior to 2017 has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control if they are not honored or assumed or new rights substituted therefore by an alternative award. Accordingly, this column includes the 2017 and 2018 equity awards, which contain double trigger vesting provisions.

Maryann A. Waryjas

					Termination	Termination
		Termination	Termination		by reason of	following a
	Termination	Without	by reason of		Death,	Change in		Change in
	for Cause	Cause	Retirement		Disability	Control		Control

Benefit	($)	($)	($)		($)	($)		($)
Severance Payment	$—	$726,250	$—		$—	$1,452,500		$—
Continued Benefits(1)	—	9,040	—		—	19,078		—
Outplacement	—	25,000	—		—	25,000		—
Life Insurance Payment(2)	—	—	—		300,000	—		—
Payment for Outstanding Stock Options(3)	—	—	—		—	—		—
Payment for Outstanding RSUs(3)	—	348,709	348,709		738,921	120,100	(4)	356,634
Payment for Outstanding PSUs(3)	—	304,681	304,681	(5)	304,681	280,224	(4)	197,238

Total	$—	$1,413,680	$653,390		$1,343,602	$1,896,902		$553,872

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Ms. Waryjas’ offer letter with respect to a termination without cause and in accordance with the equity award agreements with respect to the other termination scenarios, with PSUs vesting at target in the change in control scenarios. No amounts are included for the accelerated vesting of outstanding stock options because all outstanding stock options have exercise prices below the closing price of the Company’s common stock on December 31, 2018.

(4)

Accelerated vesting of equity awards granted prior to 2017 has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control if they are not honored or assumed or new rights substituted therefore by an alternative award. Accordingly, this column includes the 2017 and 2018 equity awards, which contain double trigger vesting provisions.

(5)	The PSUs that remain eligible for vesting in a retirement scenario remain subject to the achievement of the underlying performance conditions.

W. Mark Humphrey

				Termination	Termination
		Termination	Termination	by reason of	following a
	Termination	Without	by reason of	Death,	Change in		Change in
	for Cause	Cause	Retirement	Disability	Control		Control

Benefit	($)	($)	($)	($)	($)		($)
Severance Payment	$—	$457,500	$—	$—	$915,000		$—
Continued Benefits(1)	—	11,507	—	—	24,210		—
Outplacement	—	25,000	—	—	25,000		—
Life Insurance Payment(2)	—	—	—	300,000	—		—
Payment for Outstanding RSUs(3)	—	—	—	56,814	56,814	(4)	—
Payment for Outstanding PSUs(3)	—	—	—	56,294	132,549	(4)	—

Total	$—	$494,007	$—	$413,108	$1,153,573		$—

(1)

Under the terms of the Severance Policy, health and welfare benefit continuation will be provided for one year for a termination by the Company without cause and two years for a qualifying termination of employment following a change in control.

(2)	Life insurance payment payable only upon death.

(3)

Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of Mr. Humphrey’s equity award agreements, with PSUs vesting at target in the change in control scenarios.

(4)

Accelerated vesting of equity awards granted prior to 2017 has been excluded from this column because the terms of the outstanding award agreements provide that the equity awards will accelerate upon a change in control if they are not honored or assumed or new rights substituted therefore by an alternative award. Accordingly, this column includes the 2017 and 2018 equity awards, which contain double trigger vesting provisions.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of its employees to the annual total compensation of Mr. Silber, our Chief Executive Officer. Consistent with our executive officer compensation program, our broad-based compensation program is designed to be competitive in terms of both the position and the geographic area in which the employee is located. Accordingly, our pay structures vary amongst employees based on position and geographic location, with significant consideration given to competitive market practices.

Ratio

For 2018,

●	The median of the annual total compensation of all of the Company’s employees, other than Mr. Silber, was $82,300.

●

Mr. Silber’s annual total compensation was $4,838,117, which is the amount reported in the “Total” column of the 2018 Summary Compensation Table with the addition of the Company’s contributions to broad-based health and welfare programs.

●	Based on this information, the ratio of the annual total compensation of Mr. Silber to the median of the annual total compensation of all employees was estimated to be 59 to 1.

Identification of Median Employee

As permitted under the SEC executive compensation disclosure rules, we are electing to use the same median employee that we used for purposes of preparing our 2017 pay ratio disclosure. Since November 27, 2017 (the date used to select the 2017 median employee), there have been no changes to the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

Accordingly, last year, we selected November 27, 2017 as the date on which to determine our median employee. As of that date, we had approximately 5,080 employees. The Company excluded all of its employees from Saudi Arabia (166) and the United Kingdom (14) under the De Minimis Exemption. The excluded population of employees totaled 3.5% of the Company’s entire employee population. After taking into account the De Minimis

Exemption, approximately 4,105 employees in the United States and 793 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee, we chose 2017 total earnings, as compiled from our payroll records, as our consistently applied compensation measure. Earnings were annualized only for employees who were hired in 2017. For purposes of this disclosure, any compensation paid in foreign currencies was converted to U.S. dollars based on a monthly average exchange rate for the relevant period.

Using this methodology, we determined that our median employee was a full-time employee working in the United States. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the NEOs, with the addition of the Company’s contribution to broad-based health and welfare programs.

DIRECTOR COMPENSATION

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of the Company’s stockholders. The Board has approved the Herc Holdings Inc. Directors Compensation Policy, pursuant to which our non-employee directors are entitled to the following compensation:

Board/Committee	Non-Employee Director Compensation
Board	• Annual Cash Retainer:			$70,000
	• Annual RSU Grant:			$100,000
Audit	• Annual Chair Fee:	$20,000	• Annual Member Fee:	$10,000
Compensation	• Annual Chair Fee:	$15,000	• Annual Member Fee:	$7,500
Nominating and Governance	• Annual Chair Fee:	$10,000	• Annual Member Fee:	$5,000
Finance	• Annual Chair Fee:	$10,000	• Annual Member Fee:	$5,000

●	The Chairman of the Board is entitled to receive an additional annual fee of $130,000, payable in the form of shares of our common stock.

●

The RSUs are granted to directors after the Company’s annual stockholder meeting and have a fair market value equivalent to the dollar amount noted above on the date of grant. Provided the director is still serving on our Board, these RSUs vest on the business day immediately preceding the Company’s next annual meeting of stockholders. These RSUs also vest in full upon such director’s death or disability or a change in control of the Company.

●	We reimburse directors for reasonable and necessary expenses they incur in performing their duties as directors.

●

Directors may elect to receive Company stock in lieu of cash. Also, directors may elect to defer their equity and cash compensation into phantom stock units that vest after the director leaves the Board (or earlier in the event of a change in control); provided that if a director’s equity compensation is deferred, the vesting period otherwise applicable to the RSUs is not changed.

●

Occasionally, the Compensation Committee may grant off-cycle equity awards to non-employee directors to reward them for additional significant time on Board matters. In February 2018, the Compensation Committee approved a grant of 1,000 RSUs to the Audit Committee Chair in recognition of his significant additional time spent in 2017, with such RSUs vesting on the date prior to the 2018 Annual Meeting of Stockholders.

Our Nominating and Governance Committee is responsible for reviewing and determining the form and amount of our non-employee director compensation from time to time, which is then recommended to our Board for approval.

2018 Non-Employee Director Compensation Table

For the year ended December 31, 2018, our non-employee directors who served in this capacity on December 31, 2018 received the following compensation:

	Fees Earned
	or Paid in		All Other
	Cash(1)	Stock Awards(2)	Compensation	Total
Name	($)	($)	($)	($)
Herbert L. Henkel	87,582	230,085	—	317,667
James H. Browning	95,000	162,092	—	257,092
Patrick D. Campbell	90,000	100,042	—	190,042
Nicholas F. Graziano(3)	40,653	100,042	—	140,695
Jean K. Holley	85,000	100,042	—	185,042
Jacob M. Katz	85,000	100,042	—	185,042
Michael A. Kelly	82,500	100,042	—	182,542
Courtney Mather	75,117	100,042	—	175,159
Stephen A. Mongillo(4)	28,333	100,042	—	128,375
Louis J. Pastor	82,500	100,042	—	182,542
Mary Pat Salomone	90,000	100,042	—	190,042

(1)

For Mr. Graziano, who joined the Board in May 2018, cash compensation has been prorated to reflect his period of service during 2018. Messrs. Henkel and Mather elected to defer all of their cash compensation and Mr. Graziano elected to defer 50% of his cash compensation into phantom stock units pursuant to the Directors Compensation Policy, as described above.

(2)

In 2018, each non-employee director was granted an award of RSUs that will vest on the day immediately preceding the 2019 Annual Meeting of Stockholders. Mr. Henkel, Ms. Holley, Mr. Mather, Mr. Graziano, and Ms. Salomone elected to defer their 2018 equity compensation into phantom stock units pursuant to the Directors Compensation Policy described above. In February 2018, Mr. Browning received an additional award of 1,000 RSUs, which vested on the business day immediately preceding this year’s annual meeting, in recognition for the significant additional time devoted to his service as Chairman of the Audit Committee in 2017. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2018, each non-employee director had the following number of RSUs and phantom stock units outstanding with respect to the Company’s equity: Mr. Henkel, 23,185 phantom stock units; Mr. Browning, 2,260 phantom stock units and 1,704 RSUs; Mr. Campbell, 1,704 RSUs; Mr. Graziano, 2,141 phantom stock units; Ms. Holley, 1,704 phantom stock units; Mr. Katz, 1,704 RSUs; Mr. Kelly, 1,704 RSUs; Mr. Mather, 5,814 phantom stock units; Mr. Pastor, 1,704 RSUs; and Ms. Salomone, 6,821 phantom stock units.

(3)	Mr. Graziano was appointed to our Board in May 2018.

(4)	Mr. Mongillo did not stand for re-election at the Company’s 2018 Annual Meeting of Stockholders.

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,

OF THE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are offering you a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, as required by Section 14A of the Exchange Act. This is not a vote on the Company’s general compensation policies or the compensation of the Board. This non-binding advisory vote, also known as the “Say on Pay” vote, is currently held on an annual basis.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to: (i) properly incentivize our NEOs to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our NEOs for not only their individual performance, but the performance of the Company overall and (iv) hire and retain our NEOs. In addition, as further detailed in the Compensation Discussion and Analysis, we review and, when appropriate, revise our pay practices to be in line with market practices and compensation norms.

Accordingly, you may cast an advisory vote on the following resolution at the 2019 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in making future decisions regarding our NEOs’ compensation. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined under the section “Stockholder Communications with the Board” set forth in this proxy statement.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board unanimously recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers’ compensation.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2020 or another independent registered public accounting firm without submitting the matter to our stockholders. Further, the Audit Committee may select a different independent registered public accounting firm at any time if, in the Audit Committee’s sole discretion, the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. We do not expect there will be any broker non-votes with respect to this proposal.

The Board and the Audit Committee unanimously recommend

a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

AUDITOR INFORMATION

Independent Registered Public Accounting Firm Fees

The amounts in the table below reflect the amounts paid to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for services during 2018 and 2017.

(in millions)	2018	2017
Audit fees(1)	$4,068,222	$5,503,110
Audit-related fees	—	—
Tax fees(2)	64,375	126,250
All other fees(3)	203,854	110,523
Total	$4,336,451	$5,739,883

(1)

In 2018 and 2017, audit fees were for services rendered in connection with the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, and providing comfort letters in connection with our financing transactions.

(2)	Fees related to our tax compliance.

(3)	Fees related to due diligence services provided in connection with strategic matters.

Audit Committee Pre-Approval Policy

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee (up to a limit of $100,000 during the period between Audit Committee meetings), who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2018 (the “Audited Financial Statements”).

The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has reviewed and discussed with management, PwC and the internal auditor, the effectiveness of the Company’s internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence; and (iii) discussed with PwC its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

THE AUDIT COMMITTEE

James H. Browning, Chair
Patrick D. Campbell
Jean K. Holley
Jacob M. Katz

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information as of March 18, 2019, unless another date is specified below, with respect to the ownership of our common stock by:

●	each person known by the Company to own beneficially more than 5% of our common stock;

●	each of the directors and director nominees of the Company;

●	each of the NEOs; and

●	all of the Company’s directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which is the power to vote or direct the voting of such security, or investment power, which is the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 18, 2019, there were 28,624,541 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent %
GAMCO Investors, Inc.(1)	5,457,607	19.1%
Carl C. Icahn(2)	4,494,789	15.7%
The Vanguard Group(3)	2,385,029	8.3%
Blackrock, Inc.(4)	1,702,303	5.9%
Named Executive Officers(5)
Lawrence H. Silber	84,152	*
Barbara L. Brasier	36,201	*
James Bruce Dressel	56,658	*
W. Mark Humphrey	297	*
Mark. H. Iron	—	—
Tamir Peres	4,275	*
Maryann A. Waryjas	22,468	*
Directors and Director Nominees (excluding Mr. Silber)(6)
Herbert L. Henkel	33,718	*
James H. Browning	9,321	*
Patrick D. Campbell	6,821	*
Nicholas F. Graziano	2,370	*
Jean K. Holley	5,146	*
Jacob M. Katz	3,746	*
Michael A. Kelly	6,821	*
Courtney Mather	11,388	*
Louis J. Pastor	6,821	*
Mary Pat Salomone(7)	7,253	*
All directors and executive officers as a group (16 persons)	297,456	1.0%

* Less than 1%

(1)

Based on Amendment No. 14 to Schedule 13D filed on January 31, 2019 by GAMCO Investors, Inc., which disclosed that Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially owned 5,457,607 shares of common stock as of January 30, 2019, as follows: (i) GAMCO Asset Management Inc. beneficially owned 3,944,092 shares of common stock; (ii) Gabelli Funds, LLC beneficially owned 1,467,015 shares of common stock; (iii) Mario J. Gabelli beneficially owned 1,000 shares of common stock; (iv) Teton Advisors, Inc. beneficially owned 13,000 shares of common stock; (v) GGCP, Inc. beneficially owned 2,700 shares of common stock; (vi) Gabelli & Company Investment Advisers, Inc. beneficially owned 3,450 shares of common stock; (vii) Associated Capital Group, Inc. beneficially owned 350 shares of common stock; (viii) Gabelli Foundation, Inc. beneficially owned 6,000 shares of common stock; and (ix) MJG Associates, Inc. beneficially owned 20,000 shares of common stock. Each of the reporting persons disclosed has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 221,700 of the reported shares; (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares held by certain funds it advises so long as the aggregate voting interest of all reporting persons does not exceed 25% of their total voting interest in the Company, and, in that event, the proxy voting committee of each fund shall respectively vote that fund’s shares; (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations; and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons. The principal business address of (i) GAMCO Asset Management Inc., Associated Capital Group, Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., GAMCO Investors, Inc. and Teton Advisors, Inc. is One Corporate Center, Rye, NY 10580; (ii) Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, NV 89501; and (iii) GGCP, Inc. and MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830.

(2)

Based on Amendment No. 10 to Schedule 13D filed on August 15, 2017 by Carl C. Icahn, which disclosed that Carl C. Icahn and various entities associated with Carl C. Icahn beneficially owned 4,494,789 shares of common stock as of August 15, 2017, as follows: (i) Icahn Partners LP had sole voting and dispositive power over 2,133,096 shares of common stock; (ii) Icahn Partners Master Fund LP had sole voting and dispositive power over 1,462,736 shares of common stock; and (iii) High River Limited Partnership had sole voting and dispositive power over 898,957 shares of common stock. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the reporting persons because he is the sole stockholder of (i) Barberry Corp., which is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership and (ii) Beckton Corp., which is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings L.P., which is the sole member of IPH GP LLC, which is the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP and Icahn Onshore LP. Icahn Offshore LP is the general partner of Icahn Partners Master Fund LP and Icahn Onshore LP is the general partner of Icahn Partners LP. Each of the foregoing persons, other than the reporting persons, disclaims beneficial ownership of such shares of common stock. The principal business address of (i) Mr. Icahn is c/o Icahn Associates Holding LLC, is 767 Fifth Avenue, 47th Floor, New York, NY 1015, and (ii) each of the entities noted above is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601.

(3)

Based on Amendment No. 5 to Schedule 13G filed on February 11, 2019 by The Vanguard Group, which disclosed that The Vanguard Group beneficially owned 2,385,029 shares of common stock as of December 31, 2018, and had (i) sole voting power over 49,898 shares of common stock, (ii) shared voting power over 4,826 shares of common stock, (iii) sole dispositive power over 2,333,011 shares of common stock and (iv) shared dispositive power over 52,018 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on Amendment No. 1 to the Schedule 13G filed on February 4, 2019 by Blackrock, Inc., which disclosed that Blackrock, Inc. beneficially owned 1,702,303 shares of common stock as of December 31, 2018, and had (i) sole voting power over 1,634,103 shares of common stock and (ii) sole dispositive power over 1,702,303 shares of common stock. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: 55,123 shares for Mr. Silber; 12,427 shares for Ms. Brasier; 33,444 shares for Mr. Dressel; and 12,436 shares for Ms. Waryjas.

(6)

Shares shown as beneficially owned by the directors include compensation deferred into phantom stock units that vest after the director leaves the Board as follows: 2,260 units for Mr. Browning; 23,718 units for Mr. Henkel; 2,370 units for Mr. Graziano; 1,704 units for Ms. Holley; 6,271 units for Mr. Mather; and 6,821 units for Ms. Salomone.

(7)	Of the shares indicated, 366 shares are held indirectly by a trust established for Ms. Salomone’s estate planning purposes.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding common stock, and upon representations from certain of those persons, we believe that all Section 16(a) filing requirements applicable to these reporting persons were timely met during the year ended December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our Board has adopted a written policy requiring the Nominating and Governance Committee to review certain transactions involving the Company in which any director, director nominee, executive officer, beneficial owner of greater than 5% of our common stock or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Nominating and Governance Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment (with certain exceptions) and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the Chief Legal Officer, the Compliance Officer or the Chief Financial Officer in writing of any transaction involving the Company and a related person so that it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest in the transaction. If the Nominating and Governance Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction, the Nominating and Governance Committee will again review the transaction to determine whether it should be renewed.

The Board has also adopted the written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code”) applicable to the Board and the Company has adopted the written Code of Ethics, which require all employees, officers and directors to avoid conflicts of interests.

The Directors’ Code is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code, a conflict of interest may arise when a Board member’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. The Directors’ Code specifies that a conflict of interest may include, among other things, the following:

●

when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

●

where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

●

where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code, any member of our Board who believes he or she has an actual or potential conflict of interest with the Company should notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Nominating and Governance Committee or the Board.

The Code of Ethics is applicable to all employees and officers of the Company and its subsidiaries. The Code of Ethics generally prohibits employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that the Company has engaged in with directors, executive officers, major stockholders and certain other related persons, in each case since January 1, 2018.

Agreements with Carl C. Icahn

The Company is subject to the Nomination and Standstill Agreement, dated September 15, 2014 (the “Nomination and Standstill Agreement”), with Carl C. Icahn and certain related entities and individuals. In connection with their appointments to the Board, each of Courtney Mather, Louis J. Pastor and Nicholas F. Graziano (collectively, the “Icahn Designees,” and, together with Carl C. Icahn and the other parties to the Nomination and Standstill Agreement, the “Icahn Group”) executed a Joinder Agreement agreeing to become bound as a party to the terms and conditions of the Nomination and Standstill Agreement (such Joinder Agreements, together with the Nomination and Standstill Agreement, are collectively referred to herein as the “Icahn Agreements”).

Pursuant to the Icahn Agreements, the Icahn Designees were appointed to our Board. So long as an Icahn Designee is a member of our Board, the Board will not be expanded beyond its current size of 11 members without approval from the Icahn Designees then on the Board. In addition, pursuant to the Icahn Agreements, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Company for an annual meeting).

In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Icahn Agreements), the Icahn Group agrees to vote all of its shares of the Company’s common stock in favor of the election of all of the Company’s director nominees at each annual or special meeting of the Company’s stockholders and, subject to limited exceptions, the Icahn Group further agrees to (i) adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same, and (ii) not acquire or otherwise beneficially own more than 20% of the Company’s outstanding voting securities.

Pursuant to the Icahn Agreements, the Company will not create a separate executive committee of the Board so long as an Icahn Designee is a member of the Board.

Under the Icahn Agreements, if the Icahn Group ceases to hold a “net long position,” as defined in the Nomination and Standstill Agreement, in at least (A) 1,900,000 shares of our common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 1,520,000 shares of our common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 1,266,667 shares of our common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and the Company’s obligations under the Icahn Agreements will terminate.

In addition, pursuant to the Icahn Agreements, the Company entered into a registration rights agreement, effective June 30, 2016 (the “Registration Rights Agreement”), with certain entities related to Carl C. Icahn, on behalf of any person who is a member of the “Icahn group” (as such term is defined therein) who owns applicable securities at the relevant time and is or has become a party to the Registration Rights Agreement. The Registration Rights Agreement provides for customary demand and piggyback registration rights and obligations.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s By-laws, as well as contractual rights to additional indemnification regarding expenses as provided in the indemnification agreements.

Other Relationships

In connection with our equipment rental businesses, we enter into millions of rental transactions every year involving hundreds of thousands of customers. In order to conduct that business, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board or management team. We believe that all such rental and procurement transactions have been conducted on an arm’s length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation.

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2018 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 3, 2019. Proposals should be sent, along with proof of ownership of our common stock in accordance with Exchange Act Rule 14a-8(b)(2), to the Senior Vice President, Chief Legal Officer and Secretary of the Company at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2020 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, Chief Legal Officer and Secretary of the Company containing certain information specified in our By-laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 17, 2020 and no later than February 16, 2020, except that if the 2020 annual meeting of stockholders is held before April 16, 2020 or after July 25, 2020, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected.

ANNUAL REPORT FOR 2018

The Company’s annual report to stockholders for the year 2018 is being made available on or about April 1, 2019 to persons who were stockholders of record as of March 18, 2019, the record date for the annual meeting.

APPENDIX

NON-GAAP RECONCILIATIONS

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this proxy statement that is not calculated according to GAAP (“non-GAAP”), including Adjusted EBITDA, Return on Revenue Earning Equipment and free cash flow. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA represents EBITDA (the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization) plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain on disposal of a business and certain other items. Return on Revenue Earning Equipment represents Adjusted EBITDA divided by the average original equipment cost of revenue earning equipment (based on American Rental Association guidelines, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs, with the basis of refurbished assets reset at the refurbishment date). Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. The following is a reconciliation of net income to Adjusted EBITDA and the calculation of the Return on Revenue Earning Equipment:

	Year Ended	Year Ended
(in millions)	December 31, 2018	December 31, 2017
Net Income	$69.1	$160.3
Income tax provision (benefit)	(0.3)	(224.7)
Interest expense, net	137.0	140.0
Depreciation of rental equipment	387.5	378.9
Non-rental depreciation and amortization	57.3	51.5
EBITDA	650.6	506.0
Restructuring and restructuring related	5.3	5.5
Spin-off costs	14.4	35.2
Non-cash stock-based compensation charges	13.4	10.1
Impairment	0.1	29.7
Other (1)	1.0	(1.1)
Adjusted EBITDA	$684.8	$585.4

Average Revenue Earning Equipment at OEC	$3,828.9	$3,651.0

Return on Revenue Earning Equipment	17.9%	16.0%

(1)

For the year ended December 31, 2018, other is comprised primarily of a one-time cash separation benefit paid to our former Chief Financial Officer as part of a retirement and separation agreement. For the year ended December 31, 2017, other is comprised primarily of a gain on sale of real estate of $2.3 million, partially offset by transaction costs of $0.9 million.

A-1

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures. The following is a reconciliation of net cash provided by operating activities to free cash flow:

Year Ended
(in millions)	December 31, 2018
Net cash provided by operating activities	$559.1
Rental equipment expenditures	(771.4)
Proceeds from disposal of rental equipment	272.3

Net fleet capital expenditures	(499.1)
Non-rental capital expenditures	(77.6)
Proceeds from disposal of property and equipment	9.7

Free cash flow	$(7.9)

A-2

HERC HOLDINGS INC.
27500 RIVERVIEW CENTER BLVD.
BONITA SPRINGS, FLORIDA 34134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 13, 2019 for shares held in a Plan and 11:59 P.M Eastern Time on May 15, 2019 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 13, 2019 for shares held in a Plan and 11:59 P.M. Eastern Time on May 15, 2019 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63955-P20026 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERC HOLDINGS INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of the eleven nominees identified in the Company’s proxy statement to serve as directors until the next annual meeting of stockholders.

	Nominees:	For	Against	Abstain

	1a. Herbert L. Henkel	☐	☐	☐

	1b. Lawrence H. Silber	☐	☐	☐

	1c. James H. Browning	☐	☐	☐

	1d. Patrick D. Campbell	☐	☐	☐

	1e. Nicholas F. Graziano	☐	☐	☐

	1f. Jean K. Holley	☐	☐	☐

	1g. Jacob M. Katz	☐	☐	☐

	1h. Michael A. Kelly	☐	☐	☐

	1i. Courtney Mather	☐	☐	☐

	1j. Louis J. Pastor	☐	☐	☐

	1k. Mary Pat Salomone	☐	☐	☐

		For	Against	Abstain

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation.	☐	☐	☐

3. .	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.	☐	☐	☐

.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

2019 Annual Meeting Admission Ticket

Herc Holdings Inc. 2019 Annual Meeting of Stockholders

Thursday, May 16, 2019, at 9:00 a.m. (local time)

Herc Holdings Headquarters

27500 Riverview Center Blvd.

Bonita Springs, Florida 34134

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

E63956-P20026

Proxy — Herc Holdings Inc.

2019 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2019 Annual Meeting of Stockholders

Herbert L. Henkel, Lawrence H. Silber and Maryann A. Waryjas, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2019 Annual Meeting of Stockholders of Herc Holdings Inc. to be held on May 16, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Herbert L. Henkel, Lawrence H. Silber, James H. Browning, Patrick D. Campbell, Nicholas F. Graziano, Jean K. Holley, Jacob M. Katz, Michael A. Kelly, Courtney Mather, Louis J. Pastor and Mary Pat Salomone; FOR Proposal 2, approval, by a non-binding advisory vote, of the named executive officers’ compensation; and FOR Proposal 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2019.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)